Filed Pursuant to Rule 424(b)(3)
Registration No. 333-202826

PROSPECTUS

$200,000,000

AV HOMES, INC.

Exchange Offer for

$200,000,000 aggregate principal amount of 8.500% Senior Notes due 2019 and Related Guarantees

(CUSIP Nos. 00234P AC6 and U0536W AA7)

for

$200,000,000 aggregate principal amount of 8.500% Senior Notes due 2019 and Related Guarantees

(CUSIP No. 00234P AE2)

that have been registered under the Securities Act

We are offering to issue up to $200,000,000 aggregate principal amount of our 8.500% Senior Notes due 2019, which will be guaranteed on a senior unsecured basis by certain of our existing and future direct and indirect subsidiaries (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for any and all of our $200,000,000 aggregate principal amount of outstanding 8.500% Senior Notes due 2019 that were issued on June 30, 2014 (the “outstanding notes”). The term “notes” refers to both the exchange notes and the outstanding notes. We refer to the offer to exchange the exchange notes for the outstanding notes as the “exchange offer” in this prospectus. We are offering to exchange the outstanding notes for the exchange notes to satisfy our obligations in the registration rights agreement that was entered into when the outstanding notes were sold pursuant to Rule 144A and Regulation S under the Securities Act.

The Exchange Notes:

•	The terms of the registered exchange notes to be issued in the exchange offer are substantially identical to the terms of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes will not apply to the exchange notes.

•	We are offering the exchange notes pursuant to a registration rights agreement that we entered into in connection with the issuance of the outstanding notes.

•	The exchange notes will bear interest at the rate of 8.500% per annum, payable semi-annually in cash on January 1 and July 1 each year.

•	The exchange notes will be guaranteed on a senior unsecured basis by each of our subsidiaries that have guaranteed the outstanding notes.

Material Terms of the Exchange Offer:

•	The exchange offer expires at midnight, New York City time, on May 21, 2015, unless extended.

•	Upon expiration of the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the exchange notes.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

•	The exchange of the exchange notes for outstanding notes will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or quotation system.

See “Risk Factors” beginning on page 12 for a discussion of certain risks that you should consider before participating in the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, as amended, in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such exchange notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in any such resale. See “Plan of Distribution” on page 89.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 24, 2015

You should rely only on the information incorporated by reference or presented in this prospectus. We have not authorized anyone else to provide you with different information. We are only offering these exchange notes in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

This prospectus contains summaries of the material terms of certain documents and refers you to certain documents that we have filed with the Securities and Exchange Commission (the “SEC”). See “Where You Can Find More Information.”

ABOUT THIS PROSPECTUS

We and the subsidiary guarantors listed on Schedule A thereto as co-registrants have filed this registration statement on Form S-4 with the SEC to register the exchange offer contemplated in this prospectus. This prospectus is part of that registration statement. You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and the documents incorporated by reference herein. We have not authorized anyone to provide you with any information or represent anything about us, our financial results or this offering that is not contained in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell these exchange notes in any jurisdiction where the offer or sale is not permitted.

The information in this prospectus is applicable only as of the date on its cover, and may change after that date. The information in any document incorporated by reference in this prospectus is applicable only as of the date of any such document. For any time after the cover date of this prospectus, we do not represent our affairs are the same as described or the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or issuing exchange notes to you.

When we refer to “AV Homes,” “our company,” “we,” “our,” or “us” in this prospectus, we mean AV Homes, Inc. and its subsidiaries, unless the context indicates otherwise. When we refer to “issuer,” we mean AV Homes, Inc., and not its subsidiaries. When we refer to “guarantors,” we mean our direct and indirect subsidiaries that will guarantee the exchange notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain parts of this prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the cyclical nature of the homebuilding industry and its dependence on broader economic conditions; competition for home buyers, properties, financing, raw materials and skilled labor; overall market supply and demand for new homes; conflicts of interest involving our largest stockholder; contractual restrictions under a stockholders agreement with our largest stockholder; our ability to access sufficient capital; our ability to generate sufficient cash to service our indebtedness and potential need for additional financing; terms of our financing documents that may restrict our operations and corporate actions; fluctuations in interest rates; our ability to purchase outstanding notes upon certain fundamental changes; contingent liabilities that may affect our liquidity; development liabilities that may impose payment obligations on us; the availability of mortgage financing for home buyers; increased regulation of the mortgage industry; changes in federal lending programs and other regulations; cancellations of home sale orders; declines in home prices in our primary regions; inflation affecting homebuilding costs; the prices and supply of building materials and skilled labor; the availability and skill of subcontractors; elimination or reduction of tax benefits associated with home ownership; warrant and construction defect claims; health and safety incidents in homebuilding activities; availability and suitability of undeveloped land and improved lots; ability to develop communities within expected timeframes; the seasonal nature of our business; impacts of weather conditions and natural disasters; resource shortages and rate fluctuations; value and costs related to our land and lot inventory; our ability to recover our costs in the event of reduced home sales; dependence on our senior management; effect of our expansion efforts on our cash flows and profitability; effects of government regulation of development and homebuilding projects; raising healthcare costs; our ability to realize our deferred income tax asset; costs of environmental compliance; impact of environmental changes; dependence on digital technologies and potential interruptions; and potential dilution related to future financing activities, all as are described in the discussion under “Risk Factors” in our Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof.

For more information about the risks, uncertainties and other factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the SEC, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference herein.

Many of these factors are macroeconomic in nature and are, therefore, beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from those described in this prospectus as anticipated, believed, estimated, expected, intended, planned or projected. Except as required by law, we neither intend nor assume any obligation to revise or update these forward-looking statements, which speak only as of their dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1 (800) SEC-0330 for further information on the operation of the Public Reference Room.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following documents filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with the SEC rules, including pursuant to Item 2.02 or Item 7.01 of Form 8 K, and no such information shall be deemed specifically incorporated by reference hereby):

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015;

•	our Proxy Statement for our 2015 annual meeting of stockholders, filed with the SEC on April 21, 2015;

•	our Current Reports on Form 8-K filed with the SEC on January 26, 2015 and February 4, 2015; and

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and before the completion of the offering of the exchange notes.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

S. Gary Shullaw

Executive Vice President and General Counsel

AV Homes, Inc.

8601 N. Scottsdale Rd., Suite 225

Scottsdale, Arizona 85253

(480) 214-7400

To ensure timely delivery, you must request this information no later than five business days before the expiration of the exchange offer.

PROSPECTUS SUMMARY

The following summary contains information about our business and the exchange offer. It does not contain all information that may be important to you in making a decision to exchange outstanding notes for exchange notes. For a more complete understanding of our business and the offering of the notes, we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information” sections and our financial statements incorporated by reference into this prospectus. All financial data provided in this prospectus are financial data of AV Homes and its consolidated subsidiaries unless otherwise disclosed.

Overview

We are a homebuilder engaged in the business of homebuilding and community development in Florida, Arizona, and North Carolina. Our business focuses on the development of (i) active adult communities, which are age-restricted or age-targeted to the age 55 and over active adult demographic, and (ii) primary residential communities, which serve first-time and move-up buyers, and the construction and sale of residences within these communities. As of December 31, 2014, we owned 3,505 developed residential lots, 2,853 partially developed residential lots, 9,572 undeveloped residential lots, and 7,220 acres of mixed use, commercial, and industrial land. We utilize our deep experience, strong operating platform, and land inventory to capitalize on the strengthening housing environment and favorable demographic trends within our core markets. We are publicly held and our common stock is traded on the NASDAQ Stock Market under the symbol “AVHI.”

Our performance in our core segments of active adult community development and primary residential community development has improved for the year ended December 31, 2014 as compared to prior years. As the homebuilding market continues to recover from the industry downturn, we have expanded our market presence and significantly increased the number of homes we have sold. During the year ended December 31, 2014, we closed on 953 homes at an average sales price of approximately $255,000 per closed home, generating approximately $243 million of revenue, as compared to the year ended December 31, 2013, in which we closed on 481 homes at an average sales price of approximately $238,000 per closed home, generating approximately $114 million of revenue. The number of housing contracts (net of cancellations) signed in 2014 increased 115% compared to 2013, and at December 31, 2014, we had 331 homes in backlog with a sales value of approximately $85.8 million compared to 167 homes in backlog with a sales value of approximately $39.9 million at December 31, 2013.

The Issuer and the Guarantors

The chart below illustrates our corporate structure and is provided for illustrative purposes only and does not purport to represent all legal entities owned or controlled by us. Certain of our wholly-owned direct and indirect subsidiaries guarantee the notes. See “Description of the Notes—The Subsidiary Guarantees.”

(1)	We entered into our revolving credit facility on April 7, 2014. Our revolving credit facility includes revolving credit and letter of credit facilities in an aggregate principal amount of up to $105.0 million, with an “accordion” feature that allows us, with the consent of the lenders, to increase the aggregate amount to $175.0 million. As of December 31, 2014, we had no borrowings outstanding and availability, based on our borrowing base, of $82.4 million.
(2)	Each of our existing and future domestic subsidiaries that becomes a borrower under our revolving credit facility or that guarantees obligations under our revolving credit facility or our other indebtedness or indebtedness of the subsidiary guarantors will guarantee the notes offered hereby. As of the issue date, all of our restricted subsidiaries will be subsidiary guarantors under the indenture governing the notes.
(3)	For the year ended December 31, 2014, our non-guarantor subsidiaries as of December 31, 2014 represented less than 1% of our total revenues. As of December 31, 2014, our non-guarantor subsidiaries represented less than 1% of our total assets and our total liabilities. As of the issue date of the notes offered hereby, all of our non-guarantor subsidiaries will be unrestricted subsidiaries under the indenture governing the notes and will not be subject to the covenants under the indenture.

Corporate Information

AV Homes, Inc. was incorporated in the State of Delaware in 1970. Our principal executive offices are located at 8601 N. Scottsdale Rd., Suite 225, Scottsdale, Arizona 85253, and our telephone number is (480) 214-7400.

The Exchange Notes

The terms of the exchange notes are substantially identical to the outstanding notes, except the transfer restrictions, registration rights and additional interest provisions applicable to the outstanding notes will not apply to the exchange notes. The following is a summary of the principal terms of the exchange notes. A more detailed description is contained in the section “Description of the Notes” in this prospectus.

Issuer:	AV Homes, Inc.

Notes Offered:	$200,000,000 aggregate principal amount of 8.500% Senior Notes due 2019.

Maturity Date:	July 1, 2019.

Interest Rate:	8.500% per year.

Interest Payment Dates:	Interest on the exchange notes is payable semi-annually on January 1 and July 1 of each year. Interest will accrue from and including the most recent date on which interest has been paid on the outstanding notes.

Guarantees:	The exchange notes will be guaranteed on a senior unsecured basis by each of our existing and future domestic subsidiaries that becomes a borrower under our revolving credit facility or that guarantees obligations under revolving credit facility or our other indebtedness or indebtedness of the subsidiary guarantors. Under certain circumstances, subsidiary guarantors may be released from their note guarantees without the consent of the holders of notes. See “Description of the Notes—The Subsidiary Guarantees.”

For the year ended December 31, 2014, our non-guarantor subsidiaries as of December 31, 2014 represented less than 1% of our total revenues.

As of December 31, 2014, our non-guarantor subsidiaries represented less than 1% of our total assets and our total liabilities.

As of the issue date, all of our non-guarantor subsidiaries will be unrestricted subsidiaries under the indenture governing the notes. Our unrestricted subsidiaries will not be subject to the covenants of the indenture and will not be required to guarantee the exchange notes.

Optional Redemption:	The exchange notes will be redeemable at our option, in whole or in part, at any time on or after July 1, 2016, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.

At any time prior to July 1, 2016, we may redeem up to 35% of the original principal amount of the exchange notes with the proceeds of certain equity offerings at a redemption price of 108.50% of the principal amount of the notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.

At any time prior to July 1, 2016, we may also redeem some or all of the notes at a price equal to 100% of the principal amount of the exchange notes, plus a “make-whole premium,” together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.

See “Description of the Notes—Optional Redemption.”

Change of Control:	Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the exchange notes, to cause us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. See “Description of the Notes—Certain Covenants—Change of Control.”

Asset Disposition Offer:	If we or any of our restricted subsidiaries sell assets, under certain circumstances, we will be required to use the net proceeds to make an offer to purchase exchange notes at an offer price in cash in an amount equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. See “Description of the Notes—Certain Covenants—Limitations on Asset Sales.”

Ranking:	The exchange notes and the note guarantees will be our and the subsidiary guarantors’ senior unsecured obligations and will:

•	rank senior in right of payment to any of our and the subsidiary guarantors’ future subordinated indebtedness;

•	rank equally in right of payment with all of our and the subsidiary guarantors’ existing and future senior indebtedness;

•	be effectively subordinated to any of our and the subsidiary guarantors’ existing and future secured debt, to the extent of the value of the assets securing such debt; and

•	be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the exchange notes.

We entered into our revolving credit facility on April 7, 2014. Our revolving credit facility includes revolving credit and letter of credit facilities in an aggregate principal amount of up to $105.0 million, with an “accordion” feature that allows us, with the consent of the lenders, to increase the aggregate amount to $175.0 million. As of December 31, 2014, we had no borrowings outstanding and availability, based on our borrowing base, of $82.4 million. Availability would continue to be subject to the borrowing base.

As of December 31, 2014, we had approximately $300.0 million of total indebtedness (including the notes offered hereby).

The liabilities of our non-guarantor subsidiaries, which represented less than 1% of our total liabilities as of December 31, 2014, will be structurally senior to the notes offered hereby.

Covenants:	The indenture governing the exchange notes contains covenants that, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	alter the business we conduct;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants will be subject to a number of important exceptions and qualifications. See “Description of the Notes.”

Use of Proceeds:	We will not receive any cash proceeds from issuance of the exchange notes offered by this prospectus.

Risk Factors:	Investment in the exchange notes involves certain risks. You should carefully consider the information under “Risk Factors” and all other information included in this prospectus before investing in the exchange notes.

The Exchange Offer

The summary below describes the principal terms and conditions of the exchange offer. Certain of these terms and conditions are subject to important limitations and exceptions. The section of this prospectus entitled “Description of the Notes” contains a more detailed description of the terms and conditions.

General:	In connection with a private placement, we entered into a registration rights agreement with the purchasers of the outstanding notes in which we agreed, among other things, to use our reasonable best efforts to cause the exchange offer described in this prospectus to be consummated. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes, which are identical in all material respects to the outstanding notes except:

•	the offer and sale of the exchange notes will have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights that are applicable to the outstanding notes under the registration rights agreement; and

•	the provisions of the registration rights agreement that provide for payment of additional amounts upon a registration default are no longer applicable.

The Exchange Offer:	We are offering to exchange up to $200,000,000 aggregate principal amount of our 8.500% Senior Notes due 2019 and related guarantees, the offer and sale of which have been registered under the Securities Act, for any and all of our outstanding 8.500% Senior Notes due 2019 and the related guarantees.

Outstanding notes may be exchanged only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Subject to the satisfaction or waiver of specified conditions, we will exchange the exchange notes for all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.

Resale:	We believe the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are not an “affiliate” of ours;

•	the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes issued in the exchange offer; and

•	if you are a broker-dealer, you will receive the exchange notes for your own account, the outstanding notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any exchange notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker dealers in the exchange offer.

If you do not meet these requirements, your resale of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the SEC staff, as set forth in no-action letters issued to third parties. The SEC staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC staff would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

See “The Exchange Offer—Consequences of Exchanging Outstanding Notes.”

Expiration Date:	The exchange offer expires at midnight, New York City time, on May 21, 2015, unless the exchange offer is extended. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Time.”

Withdrawal Rights:	You may withdraw your tender of outstanding notes at any time prior to the expiration time by delivering a notice of withdrawal to the exchange agent in conformity with the procedures discussed under “The Exchange Offer—Withdrawal Rights.” We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the Exchange Notes and the Outstanding Notes:	Each exchange note bears interest at the rate of 8.500% per year from the most recent date on which interest has been paid on the notes or, if no interest has been paid, from and including January 1, 2015. The first interest payment date shall be July 1, 2015 The interest on the notes is payable semiannually on January 1 and July 1 each year. No interest will be paid on outstanding notes following their acceptance for exchange.

Conditions to the Exchange Offer:	The exchange offer is subject to customary conditions, some of which we may waive in our sole discretion. See “The Exchange Offer—Conditions to the Exchange Offer.” The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.

Procedures for Tendering Outstanding Notes:	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the procedures under DTC’s Automated Tender Offer Program by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are not an “affiliate” of ours or of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	if you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners:	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures:	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described under “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes:	Upon consummation of the exchange offer, we will accept any and all outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration time. The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration time. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Time.”

Consequences of Failure to Exchange Your Outstanding Notes:	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture under which the outstanding notes were issued. In general, the outstanding notes may not be offered or sold, except in a transaction that is registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not anticipate that we will register the offer and sale of the outstanding notes under the Securities Act.

Certain Federal Income Tax Considerations:	The exchange of your outstanding notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the exchange notes. For additional information, see “Certain Material U.S. Federal Income Tax Considerations.”

Use of Proceeds:	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent:	The exchange agent for the exchange offer is Wilmington Trust, National Association. For additional information, see “The Exchange Offer—Exchange Agent” and the accompanying letter of transmittal.

Selected Historical Consolidated Financial Information

Set forth below is our summary historical consolidated financial and other information. The balance sheet information as of December 31, 2012, 2013 and 2014 and the statement of operations information for each of the years ended December 31, 2012, 2013 and 2014 have been derived from the audited consolidated financial statements incorporated by reference into this prospectus. Our historical results are not necessarily indicative of the results expected for any future periods.

	Years ended December 31,
(Dollars in thousands)	2012	2013	2014
Statement of operations data:
Revenues:
Real estate revenues
Homebuilding and amenity	$78,968	$124,651	$253,258
Land sales	26,595	16,303	32,596
Other real estate	598	528	59

Total real estate revenues	106,161	141,482	285,913
Expenses:
Real estate expenses:
Homebuilding and amenity	86,261	121,753	243,065
Land sales	18,581	8,111	22,003
Other real estate	6,279	3,450	1,133

Total real estate expenses	111,121	133,314	266,201
Impairment charges, net	59,043	(248)	—
Loss on extinguishment of debt	1,144	—	—
General and administrative expenses	16,148	15,975	15,941
Interest income and other	(1.326)	(2.218)	(447)
Interest expense	7,973	2,830	5,805

Total expenses	194,103	149,653	287,500
Equity in earnings (loss) from unconsolidated entities	259	(101)	(16)
Loss before income taxes	(87,683)	(8,272)	(1,603)
Income tax (expense)	—	—	—

Net loss and comprehensive loss	(87,683)	(8,272)	(1,603)
Net income attributable to non-controlling interests	2,552	1,205	329

Net loss and comprehensive loss attributable to AV Homes stockholders	$(90,235)	$(9,477)	$(1,932)

Other Operating Data
Ratio of earnings to fixed charges (coverage deficiency)	$(88,186)	$(13,488)	$(9,612)
Cash flow data:
Net cash used in operating activities	$(48,313)	$(62,437)	$(81,409)
Net cash used in investing activities	(4,387)	(1,134)	(68,098)
Net cash from financing activities	8,199	128,483	185,114

Increase (decrease) in cash	$(44,501)	$64,912	$35,607

Balance sheet data:
Cash and cash equivalents	$79,815	$144,727	$180,334
Total assets	337,871	466,728	668,886
Notes payable	105,402	105,402	299,956
Total liabilities	157,995	164,994	382,146
Total AV Homes stockholders’ equity(1)	166,172	286,101	286,740

(1)	These figures exclude cumulative non-controlling interests, which are classified in consolidated equity in accordance with authoritative accounting guidance. These non-controlling interests represent our partners’ equity in limited liability companies which we consolidate for financial reporting purposes.
(2)	For purposes of computing the ratio of earnings to fixed charges (coverage deficiency), “earnings” means the sum of (a) pre-tax income from continuing operations and (b) fixed charges. “Fixed charges” means the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) portion of rent expense considered to be interest, and (d) preference security dividend requirements of consolidated subsidiaries.

RISK FACTORS

In this section, we describe risks relating to our capital structure, the exchange notes and the exchange offer. In addition to the other information in this prospectus, you should carefully consider the following risks before deciding to exchange your outstanding notes for exchange notes. Investors considering investing in the exchange notes should also read the description of risks relating to our business included in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014 and in our subsequent filings with the SEC that are incorporated by reference into this prospectus. If any of these risks actually occur, our business, prospects, liquidity, financial condition or operating results could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest or principal on the exchange notes or otherwise fulfill our obligations under the indenture. In addition, please read “Cautionary Statement Concerning Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included in this prospectus.

Risk Factors Related to an Investment in the Exchange Notes

Our business is capital-intensive and requires access to sufficient capital.

Our business is capital-intensive and requires significant up-front expenditures to acquire land and begin development. We must make significant capital expenditures to commence development of a community and bear the costs of the development until we sell the homes. Accordingly, our ability to access capital is a key factor in our ability to service our indebtedness, cover our operating expenses and fund our other liquidity needs. We expect to seek additional capital from time to time from a variety of sources, including bank financings and/or securities offerings, to cover our liquidity needs and grow our business. Deterioration in our creditworthiness would require significant management time and effort in addition to management’s primary task of running our homebuilding business and make it difficult and costly for us to access debt capital or engage in other ordinary course financing transactions, including the provision of credit support to community infrastructure financing transactions relating to our new developments. Any difficulty in obtaining sufficient capital for planned development expenditures could cause project delays and any such delay could result in cost increases and may adversely affect our sales and future results of operations and cash flows.

In addition, we use letters of credit and surety bonds to secure our performance under various construction and land development agreements, escrow agreements, financial guarantees and other arrangements. As a result of the deterioration in market conditions, surety providers have become increasingly reluctant to issue new bonds and some providers are requesting credit enhancements in order to maintain existing bonds or to issue new bonds. Should our future performance or economic conditions continue to make such letters of credit and surety bonds costly or difficult to obtain or lead to us being required to collateralize such instruments to a greater extent than previously, our business and financial results could be adversely affected.

Each indenture governing the notes, our 7.50% Notes and our 7.50% Exchange Notes contains, and any future indebtedness may contain, financial and operating restrictions that may affect our ability to operate our business.

Each indenture governing the notes, the 7.50% Senior Convertible Notes due 2016 (the “7.50% Notes”) and the 7.50% Senior Exchange Convertible Notes due 2016 (the “7.50% Exchange Notes” and, together with the 7.50% Notes, the “Existing Notes”), contain various covenants that, among other things, limit our ability to merge or sell assets. In addition, the agreements governing any future indebtedness may contain restrictions on our ability to incur indebtedness, grant certain liens to support indebtedness, enter into certain affiliate transactions and make certain distributions. These covenants could adversely affect our ability to finance our future operations or capital needs, engage in, expand or pursue our business activities and prevent us from engaging in certain transactions that might otherwise be considered beneficial to us. In particular, any future restrictions on our ability to incur additional indebtedness may limit our ability to undertake new large scale master-planned development opportunities, and may thereby adversely affect our future growth and results of operations.

The agreements governing our debt impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some corporate actions.

The agreements governing our debt impose significant operating and financial restrictions. These restrictions limit our ability, among other things, to:

•	incur or guarantee additional indebtedness or issue certain equity interests;

•	pay dividends or distributions, repurchase equity or prepay subordinated debt;

•	make certain investments;

•	sell assets;

•	incur liens;

•	create certain restrictions on the ability of restricted subsidiaries to transfer assets;

•	enter into transactions with affiliates;

•	create unrestricted subsidiaries; and

•	consolidate, merge or sell all or substantially all of our assets.

In addition, the restrictive covenants in the credit agreement governing our revolving credit facility require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them.

A breach of the covenants or restrictions under the indentures governing the Existing Notes or under the credit agreement governing our revolving credit facility could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the credit agreement governing our revolving credit facility would permit the lenders under our revolving credit facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our revolving credit facility, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

In addition, we may in the future enter into other agreements refinancing or otherwise governing indebtedness which impose yet additional restrictions and covenants, including covenants limiting our ability to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our stockholders and otherwise affect our operating policies. These restrictions may adversely affect our ability to finance future operations or capital needs or to pursue available business opportunities. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

A breach of the covenants under the indentures governing our notes or any of the agreements governing our indebtedness could result in an event of default under the indentures governing our notes or other such agreements.

A default under each indenture governing the exchange notes offered hereby, our outstanding notes, 7.50% Notes and 7.50% Exchange Notes, our Revolving Credit Facility or other agreements governing our indebtedness may allow our creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the credit agreement governing the Revolving Credit Facility would permit the lenders thereunder to terminate all commitments to extend further credit under the Revolving Credit Facility. Furthermore, if we were unable to repay the amounts due and payable under our Revolving Credit Facility or other future secured credit facilities, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or the holders of our notes accelerate the repayment of our borrowings, we cannot assure that we and our subsidiaries would have sufficient assets to repay such indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our plans.

Potential future downgrades of our credit ratings could adversely affect our access to capital and could otherwise have a material adverse effect on us.

Over the past few years, rating agencies have downgraded our corporate credit rating due to the deterioration in our homebuilding operations, credit metrics and other earnings-based metrics, as well as our high leverage and a significant decrease in our tangible net worth. These ratings and our current credit condition affect, among other things, our ability to access new capital, especially debt, and negative changes in these ratings may result in more stringent covenants and higher interest rates under the terms of any new debt. Our credit ratings could be further downgraded or rating agencies could issue adverse commentaries in the future, which could have a material adverse effect on our business, results of operations, financial condition and liquidity. In particular, a weakening of our financial condition, including a significant increase in our leverage or decrease in our profitability or cash flows, could adversely affect our ability to obtain necessary funds, result in a credit rating downgrade or change in outlook, or otherwise increase our cost of borrowing.

We may not have access to other capital resources to fund our liquidity needs.

There is no assurance that cash generated from our operations, proceeds raised in capital markets transactions, or borrowings incurred under our credit agreements will be sufficient to finance our capital projects or otherwise fund our liquidity needs. If our future cash flows from operations and other capital resources are insufficient to finance our capital projects or otherwise fund our liquidity needs, we may be forced to:

•	reduce or delay our business activities and capital expenditures;

•	sell assets;

•	obtain additional debt or equity capital; or

•	restructure or refinance all or a portion of our debt, including the notes, on or before maturity.

These alternative measures may not be successful and we may not be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our debt, including the notes and our credit agreements, will limit our ability to pursue these alternatives.

The exchange notes are not secured by our assets, or the assets of the guarantors, and our secured creditors will be entitled to remedies available to a secured creditor, which give them priority over you to collect amounts due to them.

The exchange notes and the related guarantees will not be secured by any of our assets or any of the assets of the guarantors. Our obligations under our Revolving Credit Facility are secured by a pledge of all equity interests held by the guarantors thereof. We have also entered into various other project-level financing facilities for certain construction projects and land acquisitions, and our obligations thereunder are secured by the underlying projects or land, as applicable and the terms of the indenture governing the exchange notes offered hereby and the indentures governing our 7.50% Notes and 7.50% Exchange Notes permit us to incur additional secured debt.

Because the exchange notes and the related guarantees will be unsecured obligations, your right of repayment may be compromised if any of the following situations occur:

•	we enter into a bankruptcy, liquidation, reorganization or any other winding-up proceeding;

•	there is a default in payment under our Revolving Credit Facility or our other existing or future secured indebtedness; or

•	there is an acceleration of any indebtedness under our Revolving Credit Facility or our other existing and future secured indebtedness.

If any of these events occurs, the secured lenders could sell those of our and our guarantors’ assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the Indenture at such time. Only when our obligations, if any, under the credit agreement governing our Revolving Credit Facility and any agreements governing other existing and future secured debt are satisfied in full will the proceeds of the collateral securing such indebtedness be available, subject to other permitted liens, to satisfy obligations under the notes and guarantees. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the notes and the note guarantees.

Fraudulent transfer and other laws may permit a court to void the issuance of the exchange notes and the note guarantees, and if that occurs, you may not receive any payments on the note guarantees.

The issuance of the exchange notes and the note guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the guarantors or on behalf of our unpaid creditors or the unpaid creditors of a guarantor. While the relevant laws may vary from state to state, the incurrence of the obligations in respect of the exchange notes and the note guarantees, and the granting of the security interests in respect thereof, will generally be a fraudulent conveyance if (1) the consideration was paid with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a note guarantee, and, in the case of (2) only, one of the following is also true:

•	we or any of the guarantors were or was insolvent or rendered insolvent by reason of issuing the notes or the note guarantees;

•	payment of the consideration left us or any of the guarantors with an unreasonably small amount of capital to carry on the business; or

•

we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature. If a court were to find that the issuance of the exchange notes or a note guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such note guarantee or further subordinate the notes or such note guarantee to presently existing and future indebtedness of ours or such guarantor, require the holders of the exchange notes to repay any amounts received with respect to the exchange notes or such note guarantee or void or otherwise decline to enforce the security interests and related security agreements in respect thereof. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of the guarantors that could result in acceleration of such debt.

The measures of insolvency for purposes of fraudulent conveyance laws vary depending upon the law of the jurisdiction that is being applied. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard used, that the issuance of the exchange notes and the note guarantees would not be subordinated to our or any guarantor’s other debt. If the note guarantees were legally challenged, any note guarantee could also be subject to the claim that, since the note guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration. Therefore, a court could void the obligations under the note guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes. In addition, a recent bankruptcy court decision in Florida questioned the validity of a customary savings clause in a note guarantee.

The exchange notes are structurally subordinated to all liabilities of our non-guarantor subsidiaries.

The exchange notes are structurally subordinated to indebtedness and other liabilities of our subsidiaries that are not guarantors of the exchange notes. In the event of a bankruptcy, insolvency, liquidation, dissolution or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

The indenture governing the exchange notes offered hereby and the outstanding notes, the indentures governing our 7.50% Notes and 7.50% Exchange Notes and our other debt agreements allow our non-guarantor subsidiaries to incur additional debt, all of which would be structurally senior to the notes and the note guarantees to the extent of the assets of those non-guarantor subsidiaries. As of December 31, 2014, our non-guarantor subsidiaries had approximately $0.9 million of outstanding liabilities, which would rank effectively senior to the exchange notes offered hereby, with respect to the assets of such non-guarantor subsidiaries. The holders of the exchange notes are structurally subordinated to creditors of the non-guarantors and are subject to the foregoing risks concerning the amount of such structural subordination, among others.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

The exchange notes are new issues of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. Therefore, we cannot assure you as to the development or liquidity of any trading market for the exchange notes. The liquidity of any market for the exchange notes will depend on a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your exchange notes. Therefore, we cannot assure you that you will be able to sell your exchange notes at a particular time or the price that you receive when you sell will be favorable.

We may be unable to repurchase the exchange notes upon a change of control as required by the Indenture.

Upon the occurrence of certain specific kinds of change of control events, we must offer to repurchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest thereon. In such circumstances, we cannot assure you that we would have sufficient funds available to repay all of our indebtedness that would become payable upon a change of control and to repurchase all of the exchange notes. Our failure to purchase the exchange notes would be a default under the Indenture.

Risks Relating to the Exchange Offer

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your outstanding notes will continue to be subject to existing transfer restrictions and you may not be able to sell them freely.

We will not accept your outstanding notes for exchange if you do not follow the proper exchange offer procedures. We will issue exchange notes as part of the exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your outstanding notes, letter of transmittal and other required documents (or permitted equivalents thereof) by the expiration date of the exchange offer, we will not accept your outstanding notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we may not accept your outstanding notes for exchange. For more information, see “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

You must comply with the exchange offers procedures in order to receive new, freely tradable exchange notes.

Delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offers will be made only after timely receipt by the exchange agent of the following:

•	certificates for outstanding notes or a book-entry confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at DTC, New York, New York, as a depository, including an agent’s message if the tendering holder does not deliver a letter of transmittal;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of outstanding notes who would like to tender outstanding notes in exchange for exchange notes should make sure to allow enough time for the outstanding notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act, and, upon consummation of the exchange offers, certain registration and other rights under the registration rights agreements will terminate. See “The Exchange Offer—Procedures for Tendering Outstanding Notes” and “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes.”

Some holders who exchange their outstanding notes may be deemed to be underwriters.

If you exchange your outstanding notes in the exchange offers for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive outstanding notes in like original principal amount at maturity. All outstanding notes received in the exchange offer will be cancelled. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement executed in connection with the sale of the outstanding notes.

CAPITALIZATION

The following sets forth the Company’s cash and cash equivalents and capitalization at December 31, 2014 and 2013. You should read this table in conjunction with “Selected Historical Consolidated Financial and Other Information” included elsewhere in this prospectus, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014 and our consolidated financial statements incorporated by reference into this prospectus.

	December 31,
	2014	2013
	(In millions)
Cash and cash equivalents, restricted cash and investments	$196.8	$148.7

Debt:
7.50% Senior Convertible Notes due 2016	$55.5	$55.5
7.50% Senior Exchange Convertible Notes due 2016	44.5	44.5
8.500% Senior Notes due 2019	200.0	—
Senior Secured Credit Facility	—	—
Other debt	—	5.4

Total debt	300.0	105.4
Total equity	286.7	286.1

Total capitalization	$586.7	$391.5

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our selected historical consolidated financial data at and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010. The selected historical consolidated financial data for the years ended December 31, 2014, 2013 and 2012 are derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The selected historical consolidated financial data for the years ended December 31, 2011 and 2010 are derived from our audited consolidated financial statements and related notes not included herein. The following selected historical consolidated financial and other information should be read in conjunction with “Capitalization” included elsewhere in this prospectus, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2014 and with our consolidated financial statements incorporated by reference into this prospectus.

	Years ended December 31,
(Dollars in thousands)	2010	2011	2012	2013	2014
Statement of operations data:
Revenues:
Real estate revenues	$57,259	$87,583	$106,161	$141,482	$285,913
Expenses:
Real estate expenses	68,220	101,500	111,121	133,314	266,201
Impairment charges, net	660	129,947	59,043	(248)	—
Loss on extinguishment of debt	—	211	1,144	—	—
General and administrative expenses	20,508	17,502	16,148	15,975	15,941
Change in fair value of contingent consideration	—	(4,388)	—	—	—
Interest income and other	(1,879)	(1,399)	(1,326)	(2,218)	(447)

Interest expense	5,531	9,516	7,973	2,830	5,805

Total expenses	93,040	252,889	194,103	149,653	287,500
Equity in earnings (loss) from unconsolidated entities	(276)	(398)	259	(101)	(16)

Loss before income taxes	(36,057)	(165,704)	(87,683)	(8,272)	(1,603)
Income tax benefit (expense)	375	(473)	—	—	—

Net loss and comprehensive loss	(35,682)	(166,177)	(87,683)	(8,272)	(1,603)

Net (loss) income attributable to non-controlling interests in consolidated entities	(574)	(296)	2,552	1,205	329
Net loss and comprehensive loss attributable to AV Homes stockholders	$(35,108)	$(165,881)	$(90,235)	$(9,477)	$(1,932)

Other Operating Data
Ratio of earnings to fixed charges (coverage deficiency)(1)	$(35,202)	$(165,002)	$(88,186)	$(13,488)	$(9,612)
Cash flow data:
Net cash used in operating activities	$(10,438)	$(17,357)	$(48,313)	$(62,437)	$(81,409)
Net cash (used in) from investing activities	(33,422)	3,173	(4,387)	(1,134)	(68,098)
Net cash from (used in) financing activities	(57,770)	23,209	8,199	128,483	185,114

Increase (decrease) in cash	$(101,630)	$9,025	$(44,501)	$64,912	$35,607

Balance sheet data:
Cash and cash equivalents	$115,502	$124,316	$79,815	$144,727	$180,334
Total assets	545,451	409,056	337,871	466,728	668,886
Notes payable	77,057	105,402	105,402	105,402	299,956
Total liabilities	126,517	154,410	157,995	164,994	382,146
Total AV Homes stockholders’ equity(2)	418,490	254,197	166,172	286,101	286,740

(1)	For purposes of computing the ratio of earnings to fixed charges (coverage deficiency), “earnings” means the sum of (a) pre-tax income from continuing operations and (b) fixed charges. “Fixed charges” means the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) portion of rent expense considered to be interest, and (d) preference security dividend requirements of consolidated subsidiaries.
(2)	These figures exclude cumulative non-controlling interests, which are classified in consolidated equity in accordance with authoritative accounting guidance. These non-controlling interests represent our partners’ equity in limited liability companies which we consolidate for financial reporting purposes.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

This exchange offer is being made pursuant to the registration rights agreement we entered into with the initial purchasers of the outstanding notes on June 30, 2014. The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. Each broker-dealer receiving exchange notes for its own account in exchange for outstanding notes, where such exchange notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Consequences of Exchanging Outstanding Notes

We have not requested, and do not intend to request, an interpretation by the SEC staff as to whether the exchange notes issued in the exchange offer may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the SEC staff, as set forth in a series of no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders of those exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 promulgated under the Securities Act;

•	the exchange notes issued in the exchange offer are acquired in the ordinary course of the holder’s business;

•	neither the holder, nor, to the actual knowledge of such holder, any other person receiving exchange notes from such holder, has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer;

•	if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes;

•	if such a holder is a broker-dealer, such broker-dealer will receive the exchange notes for its own account in exchange for outstanding notes;

•	such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•	it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of exchange notes issued in the exchange offer, and will comply with the applicable provisions of the Securities Act with respect to resale of any exchange notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of outstanding notes) by delivery of the prospectus relating to the exchange offer). See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.

However, because the SEC has not considered the exchange offer for our outstanding notes in the context of a no-action letter, we cannot guarantee that the SEC staff would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

Any holder that is an affiliate of ours or that tenders outstanding notes in the exchange offer for the purpose of participating in a distribution:

•	may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

The exchange notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We currently do not intend to register or qualify the sale of the exchange notes in any state where we would not otherwise be required to qualify.

Terms of the Exchange Offer; Expiration Time

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes that are validly tendered at or before the expiration time and are not validly withdrawn as permitted below. The expiration time for the exchange offer is midnight, New York City time, on May 21, 2015 or such later date and time to which we, in our sole discretion, extend the exchange offer.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration time;

•	if any of the conditions set forth below under “—Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

•	to amend the exchange offer in any manner.

We will give written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time. For a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so at least five business days remain in the exchange offer following notice of the material change.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.

Each broker-dealer receiving exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Conditions to the Exchange Offer

The exchange offer is not conditioned upon the tender of any minimum principal amount of outstanding notes. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, by oral (promptly confirmed in writing) or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following conditions exist:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that we believe might be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•	any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the Indenture governing the notes under the Trust Indenture Act of 1939, as amended;

•	any law, rule or regulation is enacted, adopted, proposed or interpreted that we believe might be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradable exchange notes in the exchange offer. See “—Consequences of Failure to Exchange Outstanding Notes”;

•	any change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations or results of operations taken as a whole, that is or may be adverse to us;

•	any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer; or

•	we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the exchange notes to be issued in the exchange offer.

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, you must comply with either of the following conditions:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should promptly instruct the registered holder to tender outstanding notes on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. We are not responsible for any delays in any such transfer.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act, unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also so indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

Any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our “affiliate” or an “affiliate” of any guarantor of the notes within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

Our interpretation of the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and our resolution of all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured before the expiration date. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will we or any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, which we refer to as a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-

entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes, but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three Nasdaq Stock Market trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal, within three business days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

You may withdraw tenders of your outstanding notes at any time prior to the expiration time.

For a withdrawal to be effective, a written notice of withdrawal, by facsimile or by mail, must be received by the exchange agent, at the address set forth below under “—Exchange Agent,” prior to the expiration time. Any such notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

•	specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under “—How to Tender Outstanding Notes for Exchange” above at any time at or prior to the expiration time.

Exchange Agent

We have appointed Wilmington Trust, National Association as our exchange agent for the exchange offer. Questions and requests for assistance respecting the procedures for the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent at one of its addresses below:

Deliver to:

Wilmington Trust, National Association

By registered, certified or regular mail or overnight courier:

Wilmington Trust, National Association

c/o Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1626

By facsimile transmission

(for eligible institutions only):

(302) 636-4139

Attention: Robert Rago

Fees and Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees;

•	printing fees; and

•	related fees and expenses.

Accounting Treatment

For accounting purposes, we will not recognize gain or loss upon the issuance of the exchange notes for outstanding notes.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the Indenture and the legend contained on the outstanding notes regarding the transfer restrictions of the outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the outstanding notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange.

Holders of the exchange notes and any outstanding notes that remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the series have taken certain actions or exercised certain rights under the indenture governing the notes.

Filing of Shelf Registration Statements

Pursuant to the registration rights agreement, we agreed, among other things, that if (1) we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or applicable interpretations of the SEC staff; (2) the exchange offer is not consummated on or prior to the date that is 360 days after the issue date of the outstanding notes; or (3) the initial purchaser so requests with respect to outstanding notes not eligible to be exchanged for exchange notes in the exchange offer and held by it following consummation of the exchange offer, then we will under certain circumstances be required to file with the SEC a shelf registration statement to cover resales of notes by the holders thereof.

We will, in the event of the filing of the shelf registration statement, provide to each holder of outstanding notes copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes. A holder of outstanding notes that sells its notes pursuant to the shelf registration statement generally (1) will be required to make certain representations to us (as described in the registration rights agreement); (2) will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers; (3) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and (4) will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, holders of outstanding notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement to have their outstanding notes included in the shelf registration statement.

Although we intend, if required, to file the shelf registration statement, we cannot assure you that the shelf registration statement will be filed or, if filed, that it will become or remain effective.

The foregoing description is a summary of certain provisions of the registration rights agreement. It does not restate the registration rights agreement in its entirety. We urge you to read the registration rights agreement, which is an exhibit to the registration statement of which this prospectus forms a part and can also be obtained from us. See “Where You Can Find More Information.”

DESCRIPTION OF THE NOTES

Definitions for certain defined terms may be found under “—Certain Definitions” appearing at the end of this section below. References in this “Description of the Notes” to the “Company” refer to AV Homes, Inc. only and not to any of its subsidiaries unless the context otherwise requires. The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights and we will not be obligated to pay Additional Interest as described in the registration rights agreement. We refer to exchange notes and outstanding notes (to the extent not exchanged for exchange notes) in this section as the “Notes.”

The exchange notes will be issued under an indenture (the “Indenture”) dated as of June 30, 2014 by and among the Company, the Subsidiary Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”).

The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. Copies of the Indenture are available as set forth under “Where You Can Find More Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of any Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

General

The Notes are senior unsecured obligations of the Company. The maximum aggregate principal amount of the Notes to be issued in this offering is $200 million. The Company may issue additional Notes (“Additional Notes”) from time to time subject to the limitations set forth under “—Certain Covenants—Limitations on Additional Indebtedness.” The Notes offered hereby and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture; provided that if any Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such Additional Notes will be issued as a separate series under the Indenture and will have a separate CUSIP number and ISIN from the Notes. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes that are actually issued. The Notes are guaranteed by each of the Subsidiary Guarantors pursuant to the guarantees (the “Subsidiary Guarantees”) described below.

The Indebtedness represented by the Notes will be:

•	senior unsecured obligations of the Company;

•	senior in right of payment to all future Indebtedness and other liabilities of the Company that are, by their terms, expressly subordinated to the Notes;

•	pari passu in right of payment with all existing and future Indebtedness and other liabilities of the Company that are not, by their terms, expressly subordinated in right of payment to the Notes, including the Existing Notes;

•	effectively subordinated to all existing and future Indebtedness and other liabilities of the Company that are secured by Liens, to the extent of the value of the collateral securing such Indebtedness and liabilities, including the Senior Credit Facilities;

•	structurally subordinated to all existing and future Indebtedness and other liabilities, including preferred stock, of the Non-Guarantor Subsidiaries (other than Indebtedness and liabilities owed to the Company or one of the Subsidiary Guarantors); and

•	unconditionally guaranteed by the Subsidiary Guarantors pursuant to the Subsidiary Guarantees.

Each Subsidiary Guarantee will be:

•	senior unsecured obligations of such Subsidiary Guarantor;

•	senior in right of payment to all future Indebtedness and other liabilities of such Subsidiary Guarantor that are, by their terms, expressly subordinated to such Subsidiary Guarantee;

•	structurally senior in right of payment to the Company’s obligations with respect to the Existing Notes;

•	pari passu in right of payment with all existing and future Indebtedness and other liabilities of such Subsidiary Guarantor that are not, by their terms, expressly subordinated in right of payment to such Subsidiary Guarantee, including the Senior Credit Facilities to the extent guaranteed by the Subsidiary Guarantors; and

•	effectively subordinated to all existing and future Indebtedness and other liabilities of such Subsidiary Guarantor that are secured by Liens, to the extent of the value of the collateral securing such Indebtedness, including the Senior Credit Facilities to the extent secured by Liens on assets of the Subsidiary Guarantors.

The Notes bear interest at the rate of 8.500% per annum from the Issue Date, payable on January 1 and July 1 of each year, commencing on January 1, 2014, to holders of record (the “Holders”) at the close of business on December 15 or June 15, as the case may be, immediately preceding the respective interest payment date. The Notes will mature on July 1, 2019, and will be issued in minimum denominations of $2,000 and $1,000 integral multiples thereof. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Principal, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the offices of the Trustee. At the option of the Company, payment of interest may be made through the Paying Agent by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to Notes represented by one or more permanent global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. The Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with certain transfers or exchanges of the Notes. Initially, the Trustee will act as the Paying Agent and the Registrar under the Indenture. The Company may subsequently act as the Paying Agent and/or the Registrar and the Company may change any Paying Agent and/or any Registrar without prior notice to the Holders.

Optional Redemption

Except as set forth below, the Company will not be entitled to redeem the Notes at its option.

On or after July 1, 2016, the Company may, at its option, redeem the Notes, in whole or in part, at any time and from time to time, at the following redemption prices (expressed in percentages of the principal amount thereof), plus accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date), if redeemed during the 12-month period beginning on July 1 of each year indicated below:

Year	Percentage
2016	106.375%
2017	103.188%
2018 and thereafter	100.000%

In addition, prior to July 1, 2016, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes (including Additional Notes, if any) issued under the Indenture with the net proceeds of an Equity Offering at 108.50% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date); provided that at least 65% of the aggregate principal amount of the Notes (including Additional Notes, if any) originally issued under the Indenture remain outstanding after such redemption. Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Equity Offering.

Prior to July 1, 2016, the Company may, at its option, redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date).

“Applicable Premium” means, with respect to a Note at any redemption date, as calculated by the Company, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on July 1, 2016 (such redemption price being described in the second paragraph of this “—Optional Redemption” section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through July 1, 2016 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 0.50% per annum, over (B) the principal amount of such Note on such redemption date.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date or, in the case of a satisfaction, discharge or defeasance, at least two Business Days prior to the deposit of funds with the Trustee to pay and discharge the entire indebtedness of the Notes (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 1, 2016; provided, however, that if the period from the redemption date to July 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Selection and Notice of Redemption

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee as follows:

•	in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, so long as the Trustee knows of such listing (it being understood that the Company shall provide written notice to the Trustee of each such listing, if any); or

•	if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot in accordance with the applicable procedures of DTC or by such method as the Trustee shall deem fair and appropriate.

Notice of redemption will be given at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address; provided, however, that notice may be given more than 60 days before the redemption date if given in connection with a defeasance or the satisfaction and discharge of the Notes. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent (or, if the Company is the Paying Agent, has segregated and holds in trust) funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

Mandatory Redemption; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the caption “—Mandatory Offers to Purchase the Notes.”

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Mandatory Offers to Purchase the Notes

The Indenture requires the Company:

(i)	to offer to purchase all of the outstanding Notes upon a Change of Control of the Company at a price of 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the date of purchase); or

(ii)	to offer to purchase a portion of the outstanding Notes using Net Proceeds of Asset Sales, if any, that are not used to repay certain Indebtedness or otherwise used or invested as provided in the Indenture at a price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the date of purchase).

See “—Certain Covenants—Change of Control” and “—Certain Covenants—Limitations on Asset Sales.”

None of the provisions relating to an offer to purchase is waivable by the Board of Directors of the Company. If an offer to purchase upon a Change of Control or otherwise were to be required, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Notes that the Company is required to purchase. In addition, the Company’s ability to finance the purchase of Notes may be limited by the terms of its then existing borrowing agreements. Failure by the Company to purchase any Notes when required will result in an Event of Default with respect to such Notes.

If an offer is made to purchase Notes as a result of a Change of Control or otherwise, the Company will comply with applicable law, including, without limitation, Section 14(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14e-1 thereunder, if applicable. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

The Change of Control feature of the Notes may in certain circumstances make more difficult or discourage certain mergers, tender offers or takeover attempts involving the Company and, thus, the removal of incumbent management. The Change of Control feature, however, is not the result of management’s knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

The Subsidiary Guarantees

As of the Issue Date, all of the Subsidiaries of the Company will be Restricted Subsidiaries, other than the following Subsidiaries, which will be Unrestricted Subsidiaries:

•	AV Homes Legacy Developers, Inc.;

•	Avatar Homes of Arizona, Inc.;

•	Avatar Retirement Communities, Inc.;

•	AVH Realty, LLC;

•	Bella Pointe Community Association, Inc.;*

•	Bellalago and Isles of Bellalago Community Association, Inc.;*

•	CantaMia at Estrella Community Association;*

•	Carefree 60 Community Association;*

•	Creekside at Bethpage Association, Inc.;*

•	EM 646, LLC;

•	Encore at Eastmark Homeowners Association;*

•	Fieldstone Land, LLC;

•	Glen River at Canyon Trails 3L Community Association;*

•	JCH Construction, LLC;

•	JCH Construction, LLC;

•	JCH Denali, LLC;

•	JEN Florida II, LLC;

•	Joseph Carl Homes, LLC;

•	Litchfield Park II Community Association;*

•	Mill’s Run Homeowners Association, Inc.;*

•	Morgans Branch Community Association, Inc.;*

•	Poinciana Office/Industrial Park, Inc.;*

•	Rio Rico Properties Inc.;

•	Solivita at Poinciana Golf Club, Inc.;

•	Solivita at Poinciana Recreation, Inc.;

•	Solivita at Poinciana, Inc.;

•	Solivita Community Association, Inc.;*

•	Stonebridge Ranch Homeowners Association;*

•	Vitalia at Tradition Residents Association, Inc.;* and

•	Waterview Community Homeowners Association, Inc.*

*	Entity is a developer controlled community association.

Subject to the terms of the Indenture, including the requirements set forth under the definition of “Unrestricted Subsidiaries,” the Company will be permitted to designate other Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes.

Each Restricted Subsidiary that either is a borrower or that guarantees Obligations under the Senior Credit Facilities will initially guarantee the Notes. The Company will cause each existing and future Restricted Subsidiary that becomes a borrower under the Senior Credit Facilities or that guarantees, on the Issue Date or at any time thereafter, Obligations under the Senior Credit Facilities or any other Indebtedness of the Company or any Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture to the Indenture pursuant to which such Restricted Subsidiary will become a Subsidiary Guarantor. As of the Issue Date, all of the Restricted Subsidiaries will be Subsidiary Guarantors.

Each of the Subsidiary Guarantors will irrevocably and unconditionally guarantee the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other Obligations under the Indenture. Each of the Subsidiary Guarantees will be senior unsecured obligations of the applicable Subsidiary Guarantor. The Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the Holders in enforcing any rights under the Subsidiary Guarantees.

As of December 31, 2014, the Subsidiaries Guarantors had no outstanding indebtedness other than their guarantees of the Senior Credit Facilities. The Subsidiary Guarantors or other Restricted Subsidiaries may Incur Indebtedness in the future. Although the Indenture limits the amount of Indebtedness that Restricted Subsidiaries may Incur, such Indebtedness may be substantial.

For the year ended December 31, 2014, the Unrestricted Subsidiaries as of December 31, 2014 represented less than 1% of the Company’s consolidated total revenues. As of December 31, 2014, the Unrestricted Subsidiaries represented less than 1% of the Company’s consolidated total assets and total liabilities, including trade payables but excluding intercompany liabilities, all of which would be structurally senior to the Notes.

The obligations of each Subsidiary Guarantor are joint and several but are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in an amount pro rata, based on the net assets of each Subsidiary Guarantor, determined in accordance with GAAP. Except as provided in “—Certain Covenants” below, the Company is not restricted from selling or otherwise disposing of any of the Subsidiary Guarantors.

Release of Subsidiary Guarantees

A Subsidiary Guarantor will be released and discharged from all of its obligations under the Indenture (including its Subsidiary Guarantee) if:

(1)	all or substantially all of the assets of such Subsidiary Guarantor or all (or a portion sufficient to cause such Subsidiary Guarantor to no longer be a Subsidiary of the Company) of the Capital Stock of such Subsidiary Guarantor is sold (including by consolidation, merger, issuance or otherwise) or disposed of (including by liquidation, dissolution or otherwise) by the Company or any of its Subsidiaries in compliance with the provisions of the Indenture, including “—Certain Covenants—Limitations on Asset Sales” and “—Certain Covenants—Limitations on Mergers and Consolidations”;

(2)	such Subsidiary Guarantor is designated an Unrestricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary”;

(3)	such Subsidiary Guarantor is released or discharged from all guarantees of, or Indebtedness under, the Senior Credit Facilities and all other guarantees or Indebtedness that required the creation of the Subsidiary Guarantee under the Indenture, if such Subsidiary Guarantor would not then otherwise be required to provide a Subsidiary Guarantee; provided that if such Subsidiary Guarantor has Incurred any Indebtedness in reliance on its status as a Subsidiary Guarantor under the covenant “—Certain Covenants—Limitation on Additional Indebtedness,” such Subsidiary Guarantor’s obligations under such Indebtedness so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Non-Guarantor Subsidiary under “—Certain Covenants—Limitation on Additional Indebtedness”; or

(4)	the Company exercises its legal defeasance option or covenant defeasance option as described under “—Legal and Covenant Defeasance of Indenture” or the Company’s obligations under the Indenture are discharged in accordance with the terms of the Indenture.

In the event that any released Subsidiary Guarantor (in the case of clause (2) and (3) above) thereafter borrows money or guarantees any Indebtedness of the Company or Subsidiary Guarantors, such former Subsidiary Guarantor will again provide a Subsidiary Guarantee. See “—Certain Covenants—Future Subsidiary Guarantors.”

Certain Covenants

The following is a summary of certain covenants that will be contained in the Indenture. Such covenants are applicable (unless waived or amended as permitted by the Indenture) so long as any of the Notes are outstanding or until the Notes are defeased pursuant to provisions described under “—Legal and Covenant Defeasance of Indenture.”

Under the terms of the Indenture, the Trustee will have no duty to inquire as to, ascertain compliance with, or make any calculations relating to the performance of the covenants summarized below.

Limitations on Asset Sales

The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale unless:

(i)	the Company or such Restricted Subsidiary receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale) of the assets included in such Asset Sale; and

(ii)	at least 70% of the total consideration received in such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents.

For purposes of clause (ii) of the preceding paragraph, the following shall be deemed to be cash:

(a)	the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Company or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Company and all Restricted Subsidiaries are validly and unconditionally released by the holder of such Indebtedness;

(b)	the amount of any obligations received from such transferee that are within 30 days following the consummation of such Asset Sale converted by the Company or such Restricted Subsidiary to cash (to the extent of the cash actually so received); and

(c)	the Fair Market Value of any assets received by the Company or any Restricted Subsidiary to be used by it in the Real Estate Business (other than securities, unless such securities represent Capital Stock of an entity engaged in the Real Estate Business, such entity becomes a Restricted Subsidiary and the Company or a Restricted Subsidiary acquires voting and management control of such entity).

If at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Proceeds thereof shall be applied in accordance with this covenant.

If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply all or any of the Net Proceeds therefrom:

(1)	to permanently repay, prepay, redeem or repurchase:

(w)	Obligations under Indebtedness (other than Disqualified Stock or Subordinated Indebtedness) secured by Permitted Liens pursuant to clauses (ix), (x), (xi), (xii) and (xxiv) of the definition of “Permitted Liens” (whose commitments shall be correspondingly reduced permanently upon such repayment or prepayment), other than Indebtedness owed to the Company or another Restricted Subsidiary of the Company;

(x)	Obligations under the Notes on a pro rata basis (based on the amount so applied to such repayments or prepayments) by, at the Company’s option, (A) redeeming Notes as described under “—Optional Redemption,” (B) making an offer (in accordance with the offer procedures for Excess Proceeds set forth below) to all Holders to purchase all or a portion of their Notes at a price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to but excluding the date of purchase or (C) purchasing Notes through privately negotiated transactions or open market purchases, in a manner that complies with the Indenture and applicable securities law, at a price not less than 100% of the principal amount thereof, plus the accrued and unpaid interest, if any, thereon to but excluding the date of purchase;

(y)	Obligations under any Pari Passu Indebtedness of the Company or any Restricted Subsidiary, other than Indebtedness owed to the Company or another Restricted Subsidiary; provided that if the Company or any such Restricted Subsidiary shall so repay or prepay any such Pari Passu Indebtedness, the Company will reduce Obligations under the Notes on a pro rata basis (based on the amount so applied to such repayments or prepayments) in accordance with (1)(x) above; or

(z)	Indebtedness of a Non-Guarantor Subsidiary of the Company, other than Indebtedness owed to the Company or another Restricted Subsidiary;

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Person in the Real Estate Business, if, after giving effect to any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary;

(3)	to make a capital expenditure;

(4)	to acquire additional assets or improve or develop existing assets to be used in the Real Estate Business; or

(5)	make any combination of the foregoing payments, redemptions, repurchases or investments.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

The amount of Net Proceeds not applied or invested as provided in the fourth paragraph of this covenant will constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Company will be required to make an offer to purchase the maximum amount of Notes from all Holders and, if applicable, redeem (or make an offer to redeem) Pari Passu Indebtedness the terms of which require the Company to redeem (or offer to redeem) such Indebtedness with the proceeds from any Asset Sales that may be purchased or redeemed with such Excess Proceeds. The purchase of Notes shall be in minimum denominations of $2,000 or integral multiples of $1,000 in excess thereof; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The procedures for such purchase and redemption shall be as follows:

(1)	the Company will (a) make an offer to all Holders to purchase Notes (a “Net Proceeds Offer”) in accordance with the procedures set forth in the Indenture and (b) redeem (or make an offer to redeem) any such Pari Passu Indebtedness, pro rata in proportion to the aggregate principal amount of the Notes and such other Indebtedness required to be redeemed, the maximum amount of Notes and Pari Passu Indebtedness that may be redeemed with such Excess Proceeds;

(2)	the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to but excluding the date such Net Proceeds Offer is consummated (the “Offered Price”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the date of consummation), in accordance with the procedures set forth in the Indenture, and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”), and the redemption procedures for such Pari Passu Indebtedness shall be as set forth in the related documentation governing such Indebtedness; provided that the Offered Price plus the Pari Passu Indebtedness Price (the “Payment Amount”), in the aggregate, will not exceed such Excess Proceeds;

(3)	the Net Proceeds Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Net Proceeds Offer Period”). No later than five Business Days after the termination of the Net Proceeds Offer Period (the “Net Proceeds Purchase Date”), the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Notes and Pari Passu Indebtedness or portions thereof validly tendered and not properly withdrawn pursuant to the Net Proceeds Offer in an amount not to exceed the Payment Amount, or, if less than the Payment Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so tendered. The Company will deliver, or cause to be delivered, to the Trustee the Notes so accepted and an Officers’ Certificate stating the aggregate principal amount of Notes so accepted and that such Notes were accepted for payment by the Company in accordance with the terms of this covenant. In addition, the Company will deliver all certificates and instruments required, if any, by the agreements governing the Pari Passu Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof;

(4)	on or before the Net Proceeds Purchase Date, the Company will apply all Excess Proceeds to pay the Payment Amount or, if less than the Payment Amount has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Net Proceeds Offer. Payment of the Offered Price for any Notes so purchased will be made in the same manner as interest payments are made; and

(5)	the Company will promptly issue a new Note, and the Trustee, upon delivery of an authentication order from the Company, will authenticate and mail (or otherwise deliver in accordance with the applicable procedures of DTC) (or cause to be transferred by book entry) such new Note to such Holder (it being understood that, notwithstanding anything in the Indenture to the contrary, no Opinion of Counsel or Officers’ Certificate will be required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Indebtedness.

To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the amount of Excess Proceeds available for such Net Proceeds Offer, the Company may use such remaining Excess Proceeds for general corporate purposes, subject to the provisions of the Indenture, and such remaining Excess Proceeds shall no longer be deemed Excess Proceeds or be subject to this covenant. If the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price to be paid to the holders of such Pari Passu Indebtedness exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Company shall select such Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes and Pari Passu Indebtedness; provided that the selection of such Pari Passu Indebtedness shall be made pursuant to the terms of such Pari Passu Indebtedness.

The Company may enter into other arrangements or Incur other Indebtedness that may be violated by the payment of the Offered Price or Pari Passu Indebtedness Price, or may otherwise limit the Company from purchasing any Notes pursuant to this covenant. In the event that the Company is contractually prohibited from purchasing the Notes, the Company could attempt to repay all such Indebtedness and/or obtain consents from the holders of such Indebtedness. If the Company does not repay all such Indebtedness or obtain such consents, it will remain contractually prohibited from purchasing the Notes and the Company’s failure to make any required repurchases in accordance with this covenant will create an Event of Default under the Indenture.

The Company will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the covenant described under “—Limitations on Asset Sales” provision, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described under “—Limitations on Asset Sales” by virtue of this compliance.

Limitations on Restricted Payments

The Indenture provides that the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, make any Restricted Payment, directly or indirectly, after the date of the Indenture if at the time of such Restricted Payment:

(i)	the amount of such proposed Restricted Payment, when added to the aggregate amount of all Restricted Payments (excluding Restricted Payments permitted by clauses (ii), (iii), (v) and (vi) of the next succeeding paragraph) declared or made after the Issue Date exceeds the sum of:

(u)	50% of the Company’s Consolidated Net Income accrued during the period (taken as a single period) commencing on the first day of the fiscal quarter in which the Issue Date occurs and ending on the last day of the fiscal quarter immediately preceding the fiscal quarter in which the Restricted Payment is to occur for which consolidated financial statements are available (or, if such aggregate Consolidated Net Income is a deficit, minus 100% of such aggregate deficit), plus

(v)	the net cash proceeds received from the issuance and sale of Capital Stock of the Company (or any capital contribution to the Company or a Restricted Subsidiary) that is not Disqualified Stock after the Issue Date plus (without duplication) the Fair Market Value of any assets used in the Real Estate Business of the Company and its Restricted Subsidiaries purchased with such proceeds concurrently with such issuance and sale or capital contribution, other than:

(i)	net cash proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; and

(ii)	net cash proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under the third paragraph of “—Optional Redemption”; plus

(w)	100% of the principal amount of, or, if issued at a discount, the accreted value of, any Indebtedness of the Company or a Restricted Subsidiary which is issued (other than to a Subsidiary of the Company) after the Issue Date that is converted into or exchanged for Capital Stock of the Company that is not Disqualified Stock (to the extent reduced on the Company’s balance sheet upon such conversion or exchange), less the amount of any cash or the fair value of assets distributed by the Company or any Restricted Subsidiary upon such conversion or exchange, plus

(x)	100% of the aggregate amounts received by the Company or any Restricted Subsidiary from the sale, repayment, disposition or liquidation (including by way of dividends) of, or return on, any Investment (other than any Investment in any Subsidiary of the Company or any Investment to the extent sold, repaid, disposed of or liquidated with recourse to the Company, any of its Subsidiaries or any of their respective properties or assets) (less the cost of the sale, repayment, disposition or liquidation of such Investment and net of taxes) but only to the extent (A) not included in clause (u) above and (B) that the amount of such Investment constituted a permitted Restricted Investment that was made pursuant to this paragraph, plus

(y)	100% of the principal amount of, or if issued at a discount, the accreted value of, any Indebtedness or other obligation that is the subject of a guarantee by the Company or any Restricted Subsidiary which is released (other than due to a payment on such guarantee) after the Issue Date, but only to the extent that the amount of such guarantee constituted a permitted Restricted Payment that was made pursuant to this paragraph, plus

(z)	with respect to any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary” (so long as the designation of such Subsidiary as an Unrestricted Subsidiary was treated as a Restricted Payment made after the Issue Date, and only to the extent not included in clause (v) above), an amount equal to the lesser of (A) the proportionate interest of the Company or a Restricted Subsidiary in an amount equal to the excess of (I) the total assets of such Subsidiary, valued on an aggregate basis at the lesser of book value and Fair Market Value thereof, over (II) the total liabilities of such Subsidiary, determined in accordance with GAAP, and (B) the amount of the Restricted Payment that had been deemed to be made pursuant to this paragraph (to the extent not previously repaid or otherwise reduced) upon such Subsidiary’s designation as an Unrestricted Subsidiary; or

(ii)	immediately after giving effect to such transactions on a pro forma basis, the Company would be unable to Incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the covenant described under “—Limitations on Additional Indebtedness”; or

(iii)	a Default or Event of Default has occurred and is continuing or occurs as a consequence thereof.

Notwithstanding the foregoing, the provisions of this “Limitation on Restricted Payments” covenant will not prevent:

(i)	the payment by the Company or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof if the payment thereof would have complied with the limitations of the Indenture on the date of declaration;

(ii)	the making by the Company or any Restricted Subsidiary of any Restricted Payment by exchange for or out of the net proceeds of a substantially concurrent sale (other than a sale to a Subsidiary of the Company) of shares of its Capital Stock (other than Disqualified Stock), or from the substantially concurrent contribution of common equity capital to the Company; provided that the proceeds of any such sale to the extent used as set forth in this clause (ii) will be excluded in any computation made under clause (i)(v) of the first paragraph of this covenant;

(iii)	the purchase, repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Restricted Subsidiary, including premium, if any, with the proceeds of a substantially concurrent Incurrence of Refinancing Indebtedness;

(iv)	any purchase, redemption, retirement or other acquisition for value of Capital Stock of the Company or any Subsidiary held by officers, directors or employees or former officers, directors or employees of the Company or any Restricted Subsidiary (or their transferees, estates or beneficiaries under their estates) not to exceed $2.0 million in any calendar year;

(v)	repurchases of Capital Stock (i) deemed to occur upon the exercise of stock options, warrants or similar instruments if such Capital Stock represents a portion of the exercise price of such options, warrants or similar instruments or (ii) upon the vesting of restricted stock, restricted stock units, or similar equity incentives to satisfy tax withholding or similar tax obligations with respect thereto;

(vi)	the payment by the Company of cash in lieu of the issuance of fractional shares upon the exercise of options, warrants or similar instruments, upon the conversion or exchange of Capital Stock of the Company or upon the conversion or exchange of convertible or exchangeable debt securities of the Company or any Restricted Subsidiary;

(vii)	the payment of dividends on, or purchase, redemption, retirement or other acquisition for value of, Disqualified Stock up to an aggregate amount of $5.0 million in any fiscal year; provided that immediately after giving effect to any declaration of such dividend, the Company could incur at least $1.00 of Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the “Limitations on Additional Indebtedness” covenant set forth in the Indenture;

(viii)	payments made to purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness of the Company pursuant to provisions requiring the Company to offer to purchase, redeem, defease or otherwise acquire or retire for value such Subordinated Indebtedness upon the occurrence of a “change of control” as defined in the agreements or instruments governing such Subordinated Indebtedness, at a purchase price not greater than 101% of the principal amount thereof; provided, however, that the Company has made an offer to purchase the Notes upon a Change of Control pursuant to the Indenture and has purchased all Notes tendered in connection with such offer;

(ix)	the purchase of any Permitted Bond Hedge;

(x)	other Restricted Payments made after the Issue Date in an aggregate amount not to exceed $10.0 million; or

(xi)	redemptions or repurchases of the Company’s preferred share purchase rights issued under the Rights Agreement in accordance with its terms as in effect on the Issue Date (other than amendments to the Rights Agreement to replace the rights agent and other administrative amendments thereto).

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or a Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For purposes of determining compliance with the provisions set forth above, in the event that a Restricted Payment or Permitted Investment meets the criteria of more than one of the types of Restricted Payments or Permitted Investments described in the above clauses or the definitions thereof, the Company, in its sole discretion, may order and classify, and later reclassify, such Restricted Payment or Permitted Investment if it would have been permitted at the time such Restricted Payment or Permitted Investment was made and at the time of any such reclassification.

Limitations on Additional Indebtedness

The Indenture provides that the Company will not, and will not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to, Incur any Indebtedness including Acquired Indebtedness; provided that the

Company and the Subsidiary Guarantors may Incur Indebtedness, including Acquired Indebtedness, if, after giving effect thereto and the application of the proceeds therefrom, (A) either (i) the Company’s Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1.0 or (ii) the ratio of consolidated Indebtedness of the Company and the Restricted Subsidiaries to Consolidated Tangible Net Worth is less than 3.0 to 1.0 (either (i) or (ii) the “Ratio Exception”) and (B) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or entering into the transactions relating to such Incurrence.

Notwithstanding the foregoing, the provisions of the Indenture do not prevent:

(i)	the Company or any Restricted Subsidiary from Incurring (A) Refinancing Indebtedness of Indebtedness initially Incurred under the first paragraph of this covenant or clauses (i)(A), (i)(B) or (ii) of this paragraph and (B) Existing Indebtedness (including, without limitation, the Existing Notes);

(ii)	the Company from Incurring Indebtedness evidenced by the Notes issued on the Issue Date;

(iii)	the Company or any Subsidiary Guarantor from Incurring Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (A) $175.0 million and (B) 25.0% of Consolidated Tangible Assets;

(iv)	any Subsidiary Guarantee;

(v)	the Company or any Restricted Subsidiaries from Incurring Indebtedness to secure performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress statements, government contracts and other obligations of like nature (exclusive of the obligation for the payment of borrowed money);

(vi)	any Restricted Subsidiary from guaranteeing Indebtedness of the Company or any other Restricted Subsidiary (other than Non-Recourse Indebtedness or, in the case of a guarantee by a Non-Guarantor Subsidiary, Indebtedness Incurred pursuant to the Ratio Exception), or the Company from guaranteeing Indebtedness of any Restricted Subsidiary (other than Non-Recourse Indebtedness), in each case so long as such Indebtedness is permitted to be Incurred under the Indenture; provided that in the event such Indebtedness that is being guaranteed is Subordinated Indebtedness, then the related guarantee shall be subordinated in right of payment to the Notes or any Subsidiary Guarantee, as the case may be;

(vii)	(a) any Restricted Subsidiary from Incurring Indebtedness owing to the Company or any other Restricted Subsidiary; provided that (I) such Indebtedness is subordinated to any Subsidiary Guarantee of such Restricted Subsidiary, if any, and (II) such Indebtedness shall only be permitted pursuant to this clause (vii)(a) for so long as the Person to whom such Indebtedness is owing is the Company or a Person that is both a Wholly Owned Subsidiary and a Restricted Subsidiary, and (b) the Company from Incurring Indebtedness owing to any Restricted Subsidiary; provided that (I) such Indebtedness is subordinated to the Company’s obligations under the Notes and the Indenture, and (II) such Indebtedness shall only be permitted pursuant to this clause (vii)(b) for so long as the Person to whom such Indebtedness is owing is both a Wholly Owned Subsidiary and a Restricted Subsidiary;

(viii)	the Company and any Restricted Subsidiary from Incurring Indebtedness under Capitalized Lease Obligations or for purchase money obligations Incurred for the purpose of acquiring or financing all or any part of the purchase price or cost of construction or improvement of property or equipment used in the business of the Company or such Restricted Subsidiary, as the case may be, in an aggregate amount not to exceed the greater of $10.0 million and 2.0% of Consolidated Tangible Assets at any one time outstanding;

(ix)	the Company or any Restricted Subsidiary from Incurring Obligations for, pledges of assets in respect of, and guaranties of, bond financings of political subdivisions or enterprises thereof in the ordinary course of business;

(x)

the Company or any Restricted Subsidiary from Incurring Indebtedness owed to a seller of raw land, entitled land, lots under development, finished lots or other real property under the terms of which the

Company or such Restricted Subsidiary, as obligor, is required to make a payment upon the future sale of such land or lots;

(xi)	Indebtedness of the Company or any Restricted Subsidiary under Hedging Obligations entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary not for the purpose of speculation; provided, however, that in the case of Hedging Obligations relating to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be Incurred under the Indenture and (b) the notional principal amount of such Hedging Obligations at the time Incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(xii)	Non-Recourse Indebtedness of the Company or any Restricted Subsidiary Incurred for the acquisition, development and/or improvement of real property and secured by Liens only on such real property and Directly Related Assets;

(xiii)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(xiv)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(xv)	Guarantees by the Company or any Restricted Subsidiary in respect of Indebtedness incurred by Joint Ventures or joint ventures in the form of Unrestricted Subsidiaries that are not Wholly Owned Subsidiaries in an aggregate amount not to exceed the greater of $5.0 million and 1.0% of Consolidated Tangible Assets at any time outstanding;

(xvi)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition and (B) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (xvi)); and

(xvii)	the Company or any Restricted Subsidiary from Incurring Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of $25.0 million and 5.25% of Consolidated Tangible Assets.

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, Incur Indebtedness the proceeds of which are used, directly or indirectly, to refinance any Subordinated Indebtedness, unless such Indebtedness will also be subordinated to the Notes to at least the same extent as such Subordinated Indebtedness. A Non-Guarantor Subsidiary will not be permitted to Incur Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Subsidiary Guarantor. The Company and the Subsidiary Guarantors will not be permitted to Incur Indebtedness that is contractually subordinated to any other Indebtedness of the Company or such Subsidiary Guarantor, unless such Indebtedness is also contractually subordinated to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness.

The Indenture does not treat unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured. The Indenture does not treat senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

In addition, except as permitted by clause (xv) above, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Indebtedness. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “—Limitations on Additional Indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with this “—Limitations on Additional Indebtedness” covenant, in the event an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses of this covenant or is entitled to be Incurred pursuant to the Ratio Exception, the Company, in its sole discretion, shall classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be Incurred at the time of such reclassification; provided that all Indebtedness (or the portion thereof) under Credit Facilities Incurred under clause (iii) of the second paragraph of this covenant shall be deemed Incurred under clause (iii) of the second paragraph of this covenant and not the Ratio Exception or clause (i) of the second paragraph of this covenant and may not later be reclassified. For purposes of determining whether Indebtedness can be Incurred pursuant to the Ratio Exception, the Company may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or a portion of a revolving commitment under any Credit Facility as Incurred and outstanding Indebtedness (along with all associated interest expense) at the time such revolving commitments are established and for so long as such revolving commitments remain outstanding, regardless of whether fully drawn at the time of establishment. As a result of such election, any subsequent Incurrence of Indebtedness under such revolving commitment shall not be deemed an Incurrence of additional Indebtedness.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as Incurred by a Person that could have Incurred such Indebtedness. Further, for purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred (in the case of term Indebtedness) or committed (in the case of revolving credit Indebtedness); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Change of Control

The Indenture provides that, following the occurrence of any Change of Control, the Company will so notify the Trustee in writing by delivery of an Officers’ Certificate and will offer to purchase all of the Notes (a “Change of Control Offer”) from all Holders. The Company will purchase the Notes of Holders accepting such

Change of Control Offer on the date fixed for the closing of such Change of Control Offer (the “Change of Control Payment Date”) at an offer price in cash in an amount equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the Change of Control Payment Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Change of Control Payment Date) (the “Change of Control Price”) in accordance with the procedures set forth in the “Change of Control” covenant of the Indenture.

In addition, the Indenture provides that, within 30 days after the date on which a Change of Control occurs, the Company (with notice to the Trustee) or the Trustee at the Company’s request (and at the expense of the Company) will give to all Persons who were Holders on the date of the Change of Control at their respective addresses appearing in the Security Register, a notice of such occurrence and of such Holder’s rights arising as a result thereof. Such notice shall specify, among other items, (1) the Change of Control Payment Date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is given, (2) the circumstances and relevant facts regarding such Change of Control and (3) the instructions, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

The Indenture also provides that:

(a)	In the event of a Change of Control Offer, the Company will only be required to accept Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000.

(b)	On the Change of Control Payment Date in connection with which the Change of Control Offer is being made, the Company will (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all Notes or portions thereof so accepted and (iii) deliver to the Paying Agent an Officers’ Certificate identifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail (or otherwise deliver in accordance with the applicable procedures of DTC) to Holders of Notes so accepted payment in an amount equal to the Change of Control Price of the Notes purchased from each such Holder, and the Company will execute and, upon receipt of an Officers’ Certificate of the Company, the Trustee will promptly authenticate and mail (or otherwise deliver in accordance with the applicable procedures of DTC) (or cause to be transferred by book entry) to such Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. Any Notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company’s expense to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer promptly after the Change of Control Payment Date.

(c)	Any Change of Control Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder.

The Company may enter into other arrangements or Incur other Indebtedness with similar change of control obligations. There can be no assurance that sufficient funds will be available at the time of a Change of Control to make any required repurchases. The Company’s failure to make any required repurchases in the event of a Change of Control Offer will create an Event of Default under the Indenture.

In addition, prior to paying the Change of Control Price, and as a condition to such payment, the Company will be required to repay, or obtain the consent of the requisite lenders or holders of, Indebtedness Incurred or issued under the Senior Credit Facilities and under any indentures or other agreements that are violated by the payment of the Change of Control Price. The Company covenants to effect such repayments or obtain such consents prior to paying the Change of Control Price, it being a default of the Change of Control provisions of the Indenture if the Company fails to comply with such covenant. A default under the Indenture will cause an event of default under the Senior Credit Facilities and may cause an event of default under other Indebtedness of the Company and its Subsidiaries.

No quantitative or other established meaning has been given to the phrase “all or substantially all” (which appears in the definition of Change of Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity’s income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a Holder of Notes can determine whether a Change of Control has occurred and exercise any remedies such Holder may have upon a Change of Control.

Limitations on Transactions with Affiliates

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, in one transaction or a series of related transactions, make any Investment, loan, advance, guarantee or capital contribution to or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or otherwise enter into or conduct any transaction with, or for the benefit of, (i) any Affiliate of the Company or any Affiliate of the Company’s Restricted Subsidiaries or (ii) any Person (or any Affiliate of such Person) holding 10% or more of the Common Equity of the Company or any of its Subsidiaries (each an “Affiliate Transaction”), except on terms that are no less favorable to the Company or the relevant Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate.

The Indenture also provides that with respect to any Affiliate Transaction involving or having aggregate value or consideration in excess of $10.0 million, the Company will deliver to the Trustee an Officers’ Certificate certifying that such Affiliate Transaction complies with the immediately preceding paragraph and either (x) a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a majority of the disinterested members of the Board of Directors of the Company approving such Affiliate Transaction (and such majority determines that such Affiliate Transaction complies with the immediately preceding paragraph) or (y) a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the Board of Directors of the Company approving such Affiliate Transaction (and determining that such Affiliate Transaction complies with the immediately preceding paragraph), together with the written opinion or appraisal described below.

The Indenture also provides that with respect to any Affiliate Transaction involving or having an aggregate value or consideration of $25.0 million or more, the Company will deliver to the Trustee the certificates described in the preceding clause (a) and either (x) a written opinion as to the fairness of such Affiliate Transaction to the Company or the Restricted Subsidiary engaging in the Affiliate Transaction from a financial point of view or (y) a written appraisal supporting the value of such Affiliate Transaction, in either case, issued by an Independent Financial Advisor.

The Indenture also provides that, notwithstanding the foregoing, an Affiliate Transaction will not include:

(i)	any contract, agreement or understanding with, or for the benefit of, or plan for the benefit of, employees of the Company or its Subsidiaries (in their capacity as such) that has been approved by the Company’s Board of Directors;

(ii)	reasonable director, officer, employee and consultant compensation (including bonuses) and other benefits (including retirement, health, stock and other benefit plans) and indemnification arrangements;

(iii)	Capital Stock issuances to members of the Board of Directors, officers and employees of the Company or its Subsidiaries pursuant to plans approved by the equity holders of the Company;

(iv)	any Restricted Payment otherwise permitted under and made in accordance with the covenant described under “—Limitations on Restricted Payments”;

(v)	any Permitted Investment;

(vi)	any transaction between or among the Company and one or more Restricted Subsidiaries or a Restricted Subsidiary and one or more other Restricted Subsidiaries;

(vii)	any sale or issuance of Capital Stock (other than Disqualified Stock) of the Company;

(viii)	any agreement as in effect as of the Issue Date or any extension, amendment or modification thereto (so long as any such extension, amendment or modification satisfies the requirements set forth in the first paragraph of this covenant) or any transaction contemplated by such agreement; or

(ix)	any transaction in the ordinary course of business with a Joint Venture that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in such Joint Venture.

Limitations on Liens

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume, permit or suffer to exist any Liens, other than Permitted Liens, on any of its or their assets (including Capital Stock of a Restricted Subsidiary), property, income, proceeds or profits therefrom (whether owned as of the Issue Date or thereafter acquired) to secure any Indebtedness unless contemporaneously therewith or prior thereto all payments due under the Indenture and the Notes (or under a Subsidiary Guarantee in the case of Liens of a Subsidiary Guarantor) are secured on an equal and ratable basis (or on a superior basis, in the event the other Indebtedness is Subordinated Indebtedness) with the obligation or liability so secured until such time as such obligation or liability is no longer secured by a Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the Liens securing such other Indebtedness.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuation in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this covenant.

Limitations on Restrictions on Distributions from Restricted Subsidiaries

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, assume or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)	pay dividends or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any of its other Restricted Subsidiaries, or pay interest on or principal of any Indebtedness owed to the Company or any of its other Restricted Subsidiaries;

(ii)	make loans or advances or pay any Indebtedness or other obligation owed to the Company or any of its other Restricted Subsidiaries; or

(iii)	transfer any of its properties or assets to the Company or any of its other Restricted Subsidiaries;

except for encumbrances or restrictions existing under or by reason of:

(a)	applicable law;

(b)	agreements evidencing Existing Indebtedness or other agreements existing on the date of the Indenture as in effect on the Issue Date;

(c)	Acquired Indebtedness; provided that any such restrictions and encumbrances apply only to the obligor on such Indebtedness and its Subsidiaries and that such Acquired Indebtedness was not Incurred by the Company or any of its Subsidiaries or by the Person being acquired in connection with or in anticipation of such acquisition;

(d)	Refinancing Indebtedness; provided that any such restrictions and encumbrances are not materially more restrictive than those under the agreement creating or evidencing the Indebtedness being exchanged, redeemed, refunded, refinanced, replaced or extended;

(e)	customary non-assignment provisions in leases, licenses, encumbrances, contracts or similar assets entered into or acquired in the ordinary course of business;

(f)	agreements entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(g)	the Indenture, the Notes or the Subsidiary Guarantees;

(h)	purchase money obligations or Capitalized Lease Obligations that impose restrictions on the property so acquired of the nature described in clause (iii) of this covenant;

(i)	Liens permitted under the Indenture securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

(j)	provisions in leases, partnership agreements, limited liability company, organizational governance documents, joint venture agreements, joint development agreement, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business (as determined in good faith by the Company) that restrict the transfer or Incurrence of a Lien on any ownership interests, assets, property or leasehold interests;

(k)	customary provisions of any franchise, distribution or similar agreements arising in the ordinary course of business (as determined in good faith by the Company);

(l)	agreements entered into in the ordinary course of business imposing restrictions on cash or other deposits or net worth;

(m)	Indebtedness Incurred in compliance with the covenant described under “—Limitations on Additional Indebtedness”; provided that such restrictions, taken as a whole, are, in the good faith determination of the Board of Directors of the Company, (i) not more materially restrictive with respect to such encumbrances and restrictions than those contained in the Indenture as in effect on the Issue Date or (ii) will not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes; and

(n)	amendments, modifications, restatements, renewals, supplements, refinancings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (b), (c), (d) or (m) of this paragraph; provided that such amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings are, in the good faith determination of the Board of Directors of the Company, not materially more restrictive than those contained in such contracts, instruments or obligations prior to such amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing.

Limitations on Mergers and Consolidations

The Indenture provides that the Company will not, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution) (as an entirety or substantially in one transaction or series of related transactions), to any Person unless:

(1)	either:

(a)	the Company will be the surviving or continuing Person; or

(b)	the Person formed by or surviving such consolidation or merger, or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the “Successor”) is a solvent corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor expressly assumes by supplemental indenture all of the obligations of the Company under the Notes and the Indenture;

(2)	immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing;

(3)	in the case of any such consolidation, merger, or sale, lease, conveyance or other disposition or assignment involving the Company, immediately after giving effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable Four-Quarter Period, and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio of the Successor would be such that the Successor would be entitled to Incur at least $1.00 of additional Indebtedness under such Consolidated Fixed Charge Coverage Ratio test in the first paragraph of the covenant described under “—Limitations on Additional Indebtedness”;

(4)	each Subsidiary Guarantor (unless it is the other party to the transactions described above) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Successor’s obligations under the Indenture and the Notes; and

(5)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, or sale, lease, conveyance or other disposition or assignment, and such supplemental indenture, if any, comply with the Indenture.

No Subsidiary Guarantor may consolidate with or merge with or into, or sell, lease convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution) (as an entirety or substantially in one transaction or series of related transactions) to any Person (other than to the Company or another Subsidiary Guarantor) unless:

(1)	(a) either:

(i)	such Subsidiary Guarantor will be the surviving or continuing Person; or

(ii)	the Person formed by or surviving any such consolidation or merger, or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the “Successor Guarantor”) is a solvent corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor Guarantor expressly assumes by supplemental indenture all of the obligations of such Subsidiary Guarantor under such Subsidiary Guarantor’s Subsidiary Guarantee and the Indenture;

(b)	immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing; and

(c)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, or sale, lease, conveyance or other disposition or assignment, and such supplemental indenture, if any, comply with the Indenture; or

(2)	in the event the transaction results in the release of the Subsidiary Guarantee of such Subsidiary Guarantor under clause (1) under “—The Subsidiary Guarantees—Release of Subsidiary Guarantees,” the transaction is made in compliance with the covenant described under “—Limitations on Asset Sales.”

The Indenture provides that, notwithstanding the foregoing:

(1)	any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company or a Subsidiary Guarantor (or a Subsidiary that becomes a Subsidiary Guarantor) so long as no Capital Stock of such Restricted Subsidiary is distributed to any Person other than the Company or another Restricted Subsidiary; provided that, in the case of a Restricted Subsidiary that merges into the Company or a Subsidiary Guarantor, the Company will not be required to deliver to the Trustee an Officers’ Certificate or an Opinion of Counsel pursuant to clause (5) of the second preceding paragraph or clause (1)(c) of the preceding paragraph, as the case may be; and

(2)	the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating or forming the Company under the laws of the United States or any state thereof or the District of Columbia, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

For purposes of the foregoing, the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of one or more Subsidiaries of the Company or a Subsidiary Guarantor, as the case may be, the Capital Stock of which constitutes all or substantially all of the assets of the Company or such Subsidiary Guarantor, will be deemed to be the disposition of all or substantially all of the assets of the Company or such Subsidiary Guarantor, as applicable.

Upon any consolidation, combination or merger of the Company or a Subsidiary Guarantor, or any sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company or a Subsidiary Guarantor in accordance with this covenant in which the Company or such Subsidiary Guarantor is not the continuing obligor under the Notes or its Subsidiary Guarantee, as the case may be, the Successor or the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or such Subsidiary Guarantor under this Indenture, the Notes and the Subsidiary Guarantees with the same effect as if Successor or the Successor Guarantor, as the case may be, had been named therein as the Company or such Subsidiary Guarantor and the Company or such Subsidiary Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Subsidiary Guarantee, as the case may be, and all of the Company’s or such Subsidiary Guarantor’s other obligations and covenants under the Notes, this Indenture and its Subsidiary Guarantee, if applicable; provided that in the case of a lease of all or substantially of the Company’s assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes and the Subsidiary Guarantors will not be released from their obligations under the Subsidiary Guarantees.

No quantitative or other established meaning has been given to the phrase “all or substantially all” by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity’s income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a Holder of Notes can determine whether the Company has sold, leased, conveyed or otherwise disposed of all or substantially all of its assets and exercise any remedies such Holder may have upon the occurrence of any such transaction.

Future Subsidiary Guarantors

The Indenture provides that the Company will cause each Restricted Subsidiary that becomes a borrower under the Senior Credit Facilities or that guarantees, on the Issue Date or at any time thereafter, Obligations under the Senior Credit Facilities or any other Indebtedness of the Company or any Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture to the Indenture pursuant to which such Restricted Subsidiary will irrevocably and unconditionally guarantee, on a joint and several basis, for so long as such Restricted Subsidiary is a Subsidiary Guarantor, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other Obligations under the Indenture.

Events of Default

The following are Events of Default under the Indenture:

(i)	the failure by the Company to pay interest on any Note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

(ii)	the failure by the Company to pay the principal or premium of any Note when the same becomes due and payable at maturity, upon redemption, upon purchase, upon acceleration or otherwise (including the failure to make payment pursuant to a Change of Control Offer or a Net Proceeds Offer);

(iii)	the failure by the Company or any Subsidiary Guarantor to comply with any of its agreements or covenants described under “—Certain Covenants—Limitations on Mergers and Consolidations”;

(iv)	the failure by the Company or any of its Restricted Subsidiaries to comply with any of its agreements or covenants in, or provisions of, the Notes, the Subsidiary Guarantees or the Indenture (in each case, other than those listed in clauses (i), (ii) or (iii) above) and such failure continues for the period and after the notice specified below;

(v)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness (other than Non-Recourse Indebtedness) for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the Issue Date, which default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness; or

(b)	results in the acceleration of such Indebtedness prior to its maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(vi)	a final judgment or judgments or orders that exceed $25.0 million or more in the aggregate, for the payment of money, having been entered by a court or courts of competent jurisdiction against the Company or any of its Restricted Subsidiaries and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days after the later of the date on which the right to appeal thereof has expired if no such appeal has commenced or the date on which all rights to appeal have been extinguished;

(vii)	the Company or any Material Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Material Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a)	commences a voluntary case;

(b)	consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief against it in an involuntary case;

(c)	consents to the appointment of a Custodian of it or for all or substantially all of its property;

(d)	makes a general assignment for the benefit of its creditors; or

(e)	generally is not paying its debts as they become due;

(viii)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)	is for relief against the Company or any Material Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the

Company and its Restricted Subsidiaries), would constitute a Material Subsidiary as debtor in an involuntary case;

(b)	appoints a Custodian of the Company or any Material Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Material Subsidiary or a Custodian for all or substantially all of the property of the Company or any Material Subsidiary; or

(c)	orders the liquidation of the Company or any Material Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Material Subsidiary;

and the order or decree remains unstayed and in effect for 60 days; or

(ix)	the Subsidiary Guarantee of any Subsidiary Guarantor that is a Material Subsidiary (or all of the Subsidiary Guarantees of any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Material Subsidiary) ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid, or any Subsidiary Guarantor that is a Material Subsidiary (or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Material Subsidiary) denies its liability under its Subsidiary Guarantee(s) (other than by reason of release of a Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the Indenture and the Subsidiary Guarantee).

A Default as described in sub-clause (iv) above will not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default and the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a Default is cured within such time period, it ceases.

If an Event of Default (other than an Event of Default specified in sub-clauses (vii) and (viii) above) shall have occurred and be continuing under the Indenture, the Trustee by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee, may declare the principal, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable immediately. Upon such declaration of acceleration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately. If an Event of Default with respect to the Company specified in sub-clauses (vii) and (viii) above occurs, such an amount will ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee and the Company or any Holder.

In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (v) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default is remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee and the Company may waive any Default or Event of Default (other than any Default or Event of Default in payment of principal or interest) on the Notes under the Indenture. Holders of a majority in principal amount of the then outstanding Notes may waive all past defaults (other than any Default or Event of Default in payment of principal or interest) or rescind an acceleration and its consequence (except a default or acceleration due to nonpayment of principal, premium or interest on the Notes) if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. See “—Amendment, Supplement and Waiver.”

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	the Holders of at least 25% in principal amount of the then outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee an indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

(5)	the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee will deliver to each Holder a notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders.

The Company is required to deliver to the Trustee, within 90 days of each fiscal year end, an annual statement regarding compliance with the Indenture, and include in such statement, if any Officer of the Company is aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company is required to deliver to the Trustee, within ten Business Days following the date on which the Company becomes aware of such Default, written notice of the occurrence of any Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Company will furnish to the Trustee and the Holders of Notes, within the time periods specified in the SEC’s rules and regulations then applicable to the Company (or if the Company is not then subject to the reporting requirements of the Exchange Act, then the time periods for filing applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations):

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, an audit report on the annual financial statements by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file these reports (other than Items 1.04 (Mine Safety—Reporting of Shutdowns and Patterns of Violations), 3.01 (Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing), 3.02 (Unregistered Sales of Equity Securities), 3.03 (Material Modifications to Rights of Security Holders) (other than as relates to debt securities), 5.03(a) (Amendments to Articles of Incorporation or Bylaws), 5.04 (Temporary Suspension of Trading under Registrant’s Employee Benefit Plans), 5.05 (Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics), 5.06 (Change in Shell Company Status), 5.07 (Submission of Matters to a Vote of Security Holders), 5.08 (Shareholder Director Nominations) and all items in Section 6;

in each case in a manner that complies in all material respects with the requirements specified in such form; provided that, the foregoing delivery requirements as to the Holders and the Trustee will be deemed satisfied if the foregoing materials are publicly available on the SEC’s EDGAR system (or a successor thereto) within the applicable time periods specified above; provided, further, however, that all such reports (A) will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), (B) will not be required to contain the separate financial information for Subsidiary Guarantors (other than summary revenue, operating income, assets and liabilities of non-guarantors of the type included in the offering memorandum relating to the Notes) if such information would be required by Rule 3-10 of Regulation S-X promulgated by the SEC, (C) will not be required to comply with Section 13(r) of the Exchange Act (relating to the Iran Threat Reduction and Syrian Human Rights Act) or Rule 13p-1 under the Exchange Act and Form SD (relating to conflict minerals) and (D) will not be required to contain disclosure regarding executive compensation, a description of employment agreements with officers or a description of any incentive plans; or provide Exhibits, except for financial statements and pro forma financial statements in connection with significant acquisitions or dispositions.

At any time that there shall be one or more Unrestricted Subsidiaries that, in the aggregate, hold more than 15.0% of Consolidated Tangible Assets as of the last date of the fiscal quarter for which financial statements are available, the quarterly and annual financial information required by the first paragraph of this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

In addition, the Company agrees that, for so long as any Notes remain outstanding, to the extent not satisfied by the foregoing, it will furnish to the Holders, securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The requirements set forth in the preceding paragraph and the first paragraph of this covenant may be satisfied by posting copies of such information on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to Holders, prospective investors, securities analysts and market making institutions that certify their status as such to the reasonable satisfaction of the Company.

In addition, Company will:

(1)	hold a quarterly conference call (with opportunities to ask questions of management) to discuss the information contained in the reports not later than ten Business Days from the time Company files or furnishes its quarterly and annual reports pursuant to clause (1) of the first paragraph of this covenant; and

(2)	no fewer than two Business Days prior to the date of the conference call required to be held in accordance with clause (1) above, issue a press release to the appropriate U.S. wire services announcing the time and date of such conference call and directing the Holders or beneficial owners of, and prospective investors in, the Notes, securities analysts and market making institutions to contact an individual at the Company (for whom contact information shall be provided in such press release) to obtain the reports and information on how to access such conference call.

Limitations on Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Real Estate Business.

Legal and Covenant Defeasance of Indenture

The Indenture permits the Company and the Subsidiary Guarantors to terminate all of their respective obligations under the Indenture with respect to the Notes and the Subsidiary Guarantees other than the obligation to pay interest on and the principal of the Notes and certain other obligations (“legal defeasance”), at any time, subject to meeting certain conditions described below.

The Indenture permits the Company and the Subsidiary Guarantors to terminate all of their obligations under the Indenture with respect to certain covenants and Events of Default specified in the Indenture, and the Subsidiary Guarantees will be released (“covenant defeasance”), at any time, subject to the following:

(1)	the Company depositing in trust with the Trustee, under an irrevocable trust agreement, cash or U.S. government obligations in an amount sufficient to pay principal of, premium and interest on the Notes to their maturity or redemption, as the case may be, and

(2)	the Company complying with certain other conditions, including delivery to the Trustee of an Opinion of Counsel or a ruling received from the Internal Revenue Service, stating that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Notwithstanding the foregoing, no legal defeasance or covenant defeasance described above will affect the following obligations to, or rights of, the Holders of the Notes:

•	rights of registration of transfer and exchange of Notes;

•	rights of substitution of mutilated, defaced, destroyed, lost or stolen Notes;

•	rights of Holders of the Notes to receive payments of principal thereof, premium, if any, and interest thereon, upon the original due dates therefor, but not upon acceleration;

•	rights, obligations, duties and immunities of the Trustee and the Company’s obligations with respect thereto;

•	rights of Holders of Notes that are beneficiaries with respect to property so deposited with the Trustee payable to all or any of them; and

•	obligations of the Company to maintain an office or agency in respect of the Notes.

The Company or the Subsidiary Guarantors may exercise the legal defeasance option with respect to the Notes notwithstanding the prior exercise of the covenant defeasance option with respect to the Notes. If the Company or the Subsidiary Guarantors exercise the legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated due to an Event of Default with respect to the Notes. If the Company or the Subsidiary Guarantors exercise the covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated due to an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the cash and U.S. Government Obligations in the defeasance trust could be less than the principal of, premium, if any, and interest then due on the Notes, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

In order to exercise either legal defeasance or covenant defeasance under the Indenture:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in amounts as will be sufficient, as confirmed, certified or attested by an Independent Financial Advisor in writing to the Trustee, without consideration of any reinvestment of interest, to pay the principal, premium, if any, and interest due on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel stating that, subject to customary assumptions and exclusions, (a) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case stating that, and based thereon such Opinion of Counsel will confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3)	in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel stating that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facilities or any other material agreement or material instrument (other than the Indenture) to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(5)	the Company has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, any Subsidiary Guarantor or others;

(6)	the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with; and

(7)	the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (6) above).

In the event of a bankruptcy of the Company within 90 days of the defeasance of the Notes issued under a high-yield indenture, creditors of the bankrupt estate may allege that the deposit to defease the Notes constituted a “preference” under U.S. bankruptcy laws.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes, which shall survive until all Notes have been cancelled) as to all outstanding Notes when either:

(1)

all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from this trust) have been delivered to the Trustee for cancellation; or

(2)	(a) all Notes not delivered to the Trustee for cancellation otherwise (i) have become due and payable or will become due and payable within one year or (ii) have been called for redemption pursuant to the provisions described under “—Optional Redemption” or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee and, in any case, the Company has irrevocably deposited or caused to be deposited with the Trustee trust funds, in trust, solely for the benefit of the Holders, U.S. legal tender, U.S. government obligations or a combination thereof, in such amounts as will be sufficient , as confirmed, certified or attested to by an Independent Financial Advisor in writing to the Trustee (without consideration of any reinvestment of interest), to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation, (b) no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facilities or any other material agreement or material instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound; (c) the Company has paid all sums payable by it under the Indenture, and (d) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge has been complied with.

Transfer and Exchange

A Holder will be able to transfer or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Company, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption or (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The Notes are issued in registered form, and the registered Holder will be treated as the owner of such Note for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Subsidiary Guarantees may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default or Event of Default under, or compliance with any provision of, the Indenture may be waived with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding.

Without the consent of each Holder affected, the Company may not:

(i)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(iii)	reduce the principal of or change the fixed maturity of any Note or reduce the premium, if any. payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under “—Optional Redemption,” “—Certain Covenants—Limitations on Asset Sales” or “—Certain Covenants—Change of Control,” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (other than provisions specifying the notice periods for effecting a redemption or repurchase);

(iv)	make any Note payable in money or currency other than that stated in the Note;

(v)	make any change in the amendment or waiver provisions which require each Holder’s consent;

(vi)	modify the ranking or priority of the Notes or any Subsidiary Guarantee;

(vii)	release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture;

(viii)	waive a continuing Default or Event of Default in the payment or principal, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration); or

(ix)	impair the right of any Holder to receive payment of principal, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes.

Notwithstanding the foregoing, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture, the Notes and the Subsidiary Guarantees to:

(i)	cure any ambiguity, omission, defect or inconsistency;

(ii)	provide for the assumption by a successor entity of the obligations of the Company or any Subsidiary Guarantor under the Indenture, the Notes or the Subsidiary Guarantees in accordance with “—Certain Covenants—Limitations on Mergers and Consolidations”;

(iii)	provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(iv)	to comply with the rules of any applicable depositary;

(v)	add Subsidiary Guarantors with respect to the Notes or release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture, in each case, in accordance with the applicable provisions of the Indenture;

(vi)	secure the Notes and the Subsidiary Guarantees;

(vii)	add covenants of the Company and its Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

(viii)	make any change that does not adversely affect the legal rights of any Holder under the Indenture, the Notes or the Subsidiary Guarantees;

(ix)	evidence and provide for the acceptance of an appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(x)	conform the text of the Indenture, the Notes or the Subsidiary Guarantees to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Subsidiary Guarantees, as certified in an Officers’ Certificate; or

(xi)	make any amendment to the provisions of the Indenture relating to the transfer of, adding legends to, or removing legends from the Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes or, if Incurred in compliance with the Indenture, Additional Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to give to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of any such amendment, supplement or waiver.

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment; provided that if such consents, waivers or amendments are sought in connection with an exchange offer where participation in such exchange offer is limited to Holders who are “qualified institutional buyers,” within the meaning of Rule 144A, or non-U.S. persons, within the meaning of Regulation S then such consideration need only be offered to all Holders to whom the exchange offer is made and to be paid to all such Holders that consent, waive or agree to amend in such time frame.

No Personal Liability of Incorporators, Shareholders, Equity Holders, Officers, Directors or Employees

The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Subsidiary Guarantor in the Indenture or in any of the Notes or the Subsidiary Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any past, present or future incorporator, shareholder, equity holder, member, partner, officer, director, employee or controlling person of the Company, any Subsidiary Guarantor or any successor Person thereof, as such. Each Holder, by accepting such Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.

Concerning the Trustee

Wilmington Trust, National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law, the Indenture, the Notes or any Subsidiary Guarantee, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture, the Notes and the Subsidiary Guarantees at the request or direction of any of the Holders unless such Holders have offered to the Trustee an indemnity or security reasonably satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and the Subsidiary Guarantees will be governed by the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms as they will be used in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

“Acquired Indebtedness” means Indebtedness of any Person and its Subsidiaries existing at the time such Person became a Restricted Subsidiary (or such Person is merged with or into the Company or a Restricted Subsidiary) or assumed in connection with the acquisition of assets from any such Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of (i) such Person being merged with or into the Company or a Restricted Subsidiary or becoming a Restricted Subsidiary (but excluding Indebtedness of such Person which is extinguished, retired or repaid in connection with such Person being merged with or into the Company or a Restricted Subsidiary or becoming a Restricted Subsidiary) or (ii) such acquisition of assets from any such Person.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of the Indenture, each executive officer and director of the Company and each Subsidiary of the Company will be an Affiliate of the Company. In addition, for purposes of the Indenture, control of a Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Asset Sale” means any direct or indirect sale, transfer, lease, issuance, conveyance or other disposition (including, without limitation, by merger, consolidation or sale and leaseback transaction, and whether by operation of law or otherwise) by the Company or any Restricted Subsidiary of any of their respective properties and assets (including, without limitation, the sale or other disposition of Capital Stock of any Subsidiary except for Disqualified Stock to the extent permitted by the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness” and Capital Stock of any Dormant Subsidiary), whether owned on the date of the Indenture or subsequently acquired, in one transaction or a series of related transactions, in which the Company or any Restricted Subsidiary receives cash or other consideration (including, without limitation, the unconditional assumption of Indebtedness of the Company or any Restricted Subsidiary) having an aggregate Fair Market Value of $5.0 million or more as to each such transaction or series of related transactions; provided, however, that none of the following shall constitute an Asset Sale:

(i)	a transaction or series of related transactions that is governed by, and made in accordance with, the covenant described under “—Certain Covenants—Limitation on Mergers and Consolidations”;

(ii)	sales, leases and sale/leasebacks of raw land, entitled land, lots under development, finished lots or other real property in the ordinary course of business or operation of the Real Estate Business;

(iii)	sales and partial repurchases of raw land, entitled land, lots under development, finished lots or other real property in the ordinary course of business or operation of the Real Estate Business;

(iv)	sales, leases, conveyances or other dispositions, including, without limitation, exchanges or swaps, of real estate or other assets and dedication or other donations to governmental authorities, in each case in the ordinary course of business or operation of the Real Estate Business, for development or disposition of the Company’s or any of its Subsidiaries’ projects;

(v)	sales, leases and sale/leasebacks or other dispositions of amenities, model homes and other improvements at the Company’s or its Subsidiaries’ projects in the ordinary course of business or operation of the Real Estate Business;

(vi)	transactions between the Company and any of its Restricted Subsidiaries, or among such Restricted Subsidiaries of the Company;

(vii)	issuances of Capital Stock by a Restricted Subsidiary to the Company or a Wholly Owned Subsidiary;

(viii)	any disposition of cash or Cash Equivalents or obsolete or worn out equipment, in each case, in the ordinary course of business or operation of the Real Estate Business;

(ix)	the sale or other disposition of assets no longer used or useful in the conduct of business of the Company or any of its Restricted Subsidiaries;

(x)	the creation of any Permitted Lien and the transfer of real or personal property pursuant to the realization on any Permitted Lien;

(xi)	the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described under the heading “—Certain Covenants—Limitations on Restricted Payments” (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or any Restricted Subsidiary); and

(xii)	the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other litigation claims of any kind, in each case in the ordinary course of business.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Business Day” means any day other than a Legal Holiday.

“Capital Stock” of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated and whether voting or non-voting) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation will be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” mean any (i) securities, certificates and notes with maturities of 364 days or less from the date of acquisition that are within one of the following classifications: (A) securities issued or fully guaranteed or insured by the U.S. government or any agency thereof, (B) mortgage-backed securities issued or fully guaranteed or insured by the Federal Home Loan Mortgage Corporation, Federal National Mortgage Association or a similar government-sponsored enterprise or mortgage agency, (C) securities issued by States, territories and possessions of the United States and their political subdivisions (municipalities), with ratings of at least “A” or the equivalent thereof by S&P or Moody’s, (D) time deposits, certificates of deposit, bankers’ acceptances, or similar short-term notes issued by a commercial bank domiciled and registered in the United States which has (or the holding company of which has) a commercial paper rating of at least A-l or the equivalent thereof by S&P or P-l or the equivalent thereof by Moody’s or (E) commercial paper of a domestic issuer rated at least A-l or the equivalent thereof by S&P or P-l or the equivalent thereof by Moody’s; and (ii) money market mutual funds which invest in securities listed in (A) through (E) above with a weighted average maturity of less than one year.

“Change of Control” means any of the following:

(i)	the sale, transfer, lease, conveyance or other disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) other than to a Permitted Holder;

(ii)	the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company;

(iii)	any transaction or a series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, any Person other than a Permitted Holder, including a “group” (within the meaning of Section 13(d)(3) of the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of Common Equity of the Company or any Person other than a Permitted Holder acquiring the power to direct the voting of 50% or more of the aggregate voting power of all classes of Common Equity of the Company;

(iv)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the merger of any Person with or into a Subsidiary of the Company, unless the holders of a majority of the aggregate voting power of the Common Equity of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Common Equity of the surviving or transferee Person; or

(v)	a majority of the Board of Directors of the Company not being comprised of Continuing Directors.

“Common Equity” of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person, or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

“Consolidated Cash Flow Available for Fixed Charges” of the Company and its Restricted Subsidiaries means for any period, the sum (without duplication) of the amounts for such period of:

(i)	Consolidated Net Income, plus

(ii)	Consolidated Tax Expense, plus

(iii)	Consolidated Interest Expense, plus

(iv)	all depreciation, and, without duplication, amortization (including, without limitation, capitalized interest and other charges amortized to cost of home and land sales), plus

(v)	all other non-cash items reducing Consolidated Net Income during such period (excluding any non-cash item that results in an accrual of a reserve for a future cash charge or amortization of a prepaid cash expense that was capitalized at the time of payment), minus all other non-cash items increasing Consolidated Net Income during such period (excluding any such items which represent the recognition of deferred revenue, the reversal of any accrual of a reserve for a future cash charge that reduced Consolidated Cash Flow Available for Fixed Charges in any prior period, and any such items for which cash was received in a prior period that did not increase Consolidated Cash Flow Available for Fixed Charges in any prior period) and if Consolidated Tax Expense is a benefit, by the amount of such benefit, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” of the Company means, with respect to any determination date, the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of the Company for the prior four consecutive full fiscal quarters immediately preceding the determination date for which consolidated financial statements prepared in accordance with GAAP are available (the “Four-Quarter Period”), to (ii) the aggregate Consolidated Interest Incurred of the Company for such Four-Quarter Period; provided that:

(1)	with respect to any Indebtedness (including Acquired Indebtedness) Incurred during, and remaining outstanding at the end of, such Four-Quarter Period, such Indebtedness will be assumed to have been Incurred as of the first day of such Four-Quarter Period;

(2)	with respect to Indebtedness repaid (other than a repayment of revolving credit obligations unless the corresponding commitments have been terminated) during such Four-Quarter Period, such Indebtedness will be assumed to have been repaid on the first day of such Four-Quarter Period;

(3)	the results of operations of any Person and any Restricted Subsidiary of such Person that becomes a Restricted Subsidiary of the Company or is acquired or merged with or into the Company or one of the Company’s Restricted Subsidiaries or whose assets are acquired, will be included, on a pro forma basis, in the calculation of the Consolidated Fixed Charge Coverage Ratio as if such transaction had occurred on the first day of such Four-Quarter Period; and

(4)	the results of operations of any Person and any Restricted Subsidiary of such Person that is sold, discontinued, or otherwise disposed of or whose assets are sold, discontinued, or otherwise disposed of (including pursuant to any Asset Sale), will be excluded, on a pro forma basis, in the calculation of the Consolidated Fixed Charge Coverage Ratio as if such transaction had occurred on the first day of such Four-Quarter Period.

In calculating Consolidated Interest Incurred for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio:

(a)	interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination;

(b)	if interest on any Indebtedness actually Incurred on the date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate chosen by the Company will be deemed to have been in effect during the Four-Quarter Period; and

(c)	notwithstanding clause (a) or (b) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements with a term of at least one year after the date of determination relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Interest Expense” of the Company for any period means the Interest Expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there will be excluded therefrom such Interest Expense (to the extent otherwise included therein) of Joint Ventures (but only to the extent that any corresponding Indebtedness does not have recourse to, and is not guaranteed by, the Company or any Subsidiary Guarantor) that otherwise is consolidated under GAAP.

“Consolidated Interest Incurred” of the Company for any period means the Interest Incurred of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there will be excluded therefrom such Interest Incurred (to the extent otherwise included therein) of Joint Ventures and Unrestricted Subsidiaries (but (i) only to the extent that any corresponding Indebtedness does not have recourse to, and is not guaranteed by, the Company or any Subsidiary Guarantor and (ii) Consolidated Interest Incurred of Joint Ventures and Unrestricted Subsidiaries shall be included to the extent any such interest is paid by the Company or any Subsidiary Guarantor) that otherwise is consolidated under GAAP.

“Consolidated Net Income” attributable to the Company for any period means the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there will be excluded from such net income (to the extent otherwise included therein), without duplication:

(i)	the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person (including, without limitation, an Unrestricted Subsidiary) other than the Company or any Restricted Subsidiary has an ownership interest, except (a) to the extent that any such income has actually been received by the Company or any Restricted Subsidiary in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period or (b) to the extent the Company’s equity in any such loss for such period has been funded with cash from the Company or a Restricted Subsidiary;

(ii)	except to the extent includable in Consolidated Net Income pursuant to the foregoing clause (i) or the definition of “Consolidated Fixed Charge Coverage Ratio” for purposes of the calculation thereof, the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries or (b) the assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

(iii)	the net income of any Restricted Subsidiary to the extent that (but only so long as) the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is subject to prior governmental approval or is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period;

(iv)	for the purposes of calculating the Restricted Payments Basket only (but without duplication of any pro forma effect given), in the case of a successor to the Company by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets; and

(v)	the gains (but not losses) realized during such period by the Company or any of its Restricted Subsidiaries resulting from (a) the acquisition of securities issued by the Company or extinguishment of Indebtedness of the Company or any of its Restricted Subsidiaries, (b) Asset Sales by the Company or any of its Restricted Subsidiaries and (c) other extraordinary items realized by the Company or any of its Restricted Subsidiaries.

Notwithstanding the foregoing, in calculating Consolidated Net Income, the Company will be entitled to take into consideration the tax benefits associated with any loss described in clause (v) of the preceding sentence, but only to the extent such tax benefits are actually recognized by the Company or any of its Restricted Subsidiaries during such period.

“Consolidated Tangible Assets” of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date for which consolidated financial statements are available, as determined in accordance with GAAP, less: (i) Intangible Assets and (ii) assets securing Non-Recourse Indebtedness up to the amount of such Non-Recourse Indebtedness.

“Consolidated Tangible Net Worth” of the Company as of any date means the stockholders’ equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of the Company and its Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date for which consolidated financial statements are available, as determined in accordance with GAAP, plus any amount of unvested deferred compensation included, in accordance with GAAP, as an offset to stockholders’ equity, less the amount of Intangible Assets at the end of such fiscal quarter.

“Consolidated Tax Expense” of the Company for any period means the expense for income taxes or other taxes of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Continuing Director” means at any date a member of the Board of Directors of the Company who:

(i)	was a member of the Board of Directors of the Company on the Issue Date; or

(ii)	was nominated for election or elected to the Board of Directors of the Company with the affirmative vote of at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities or other financing arrangements (including, without limitation, the Senior Credit Facilities and any commercial paper or letter of credit facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, replacements or refundings thereof and any indentures, credit facilities, letter of credit facilities or commercial paper facilities that replace, refund, refinance or otherwise restructure any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, refinancing or restructuring facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted by the covenant described under “—Certain Covenants—Limitation on Additional Indebtedness”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, creditor, lender or group of creditors or lenders.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means any event, act or condition that is, or after notice or the passage of time, or both, would be, an Event of Default.

“Directly Related Assets” means, with respect to any particular property, assets directly related thereto or derived therefrom, such as proceeds (including insurance proceeds), products, rents and profits thereof and improvements and accessions thereto.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)) or (iii) is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control occurring prior to the final maturity of the Notes will not constitute Disqualified Stock if the change of control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the covenant described under “—Certain Covenants—Change of Control” and such Capital Stock specifically provides that the Company will not repurchase or redeem (or be required to repurchase or redeem) any such Capital Stock pursuant to such provisions prior to the Company’s repurchase of Notes pursuant to the covenant described under “—Certain Covenants—Change of Control.”

“Disqualified Stock Dividend” of any Person means, for any dividend payable with regard to Disqualified Stock issued by such Person, the amount of such dividend multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the maximum statutory combined federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to such Person.

“Dormant Subsidiary” means a Subsidiary (i) with no active trade or business, (ii) owning assets with a value of $50,000 or less and (iii) that is dissolved or merged with another Subsidiary on or before the first anniversary of the Issue Date.

“DTC” means The Depository Trust Company.

“Equity Offering” means a public or private equity offering or sale after the Issue Date by the Company for cash of Capital Stock, other than (i) any offering or sale of Disqualified Stock, (ii) public offerings registered on Form S-4 or S-8 and (iii) any offering of Capital Stock issued in connection with a transaction that constitutes a Change of Control.

“Event of Default” has the meaning set forth in “Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Indebtedness” means all of the Indebtedness of the Company and its Subsidiaries that is outstanding on the date of the Indenture.

“Existing Notes” means the Company’s 7.50% Senior Convertible Notes due 2016 and 7.50% Senior Exchange Convertible Notes due 2016.

“Fair Market Value,” with respect to any asset or property, means the sale value (after taking into account any liabilities being transferred with such assets or property) that would be obtained in an arm’s length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of any asset or property with a Fair Market Value of $10.0 million or more shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a board resolution (certified by the Secretary or Assistant Secretary of the Company) delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an Independent Financial Advisor if the Fair Market Value of such asset or property exceeds $25.0 million.

“GAAP” means generally accepted accounting principles set forth in the opinions and interpretations of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and interpretations of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date. At any time after the Issue Date, the Company may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of Notes.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement relating to interest rates or foreign exchange rates.

“Holder” means a Person in whose name a Note is registered in the Security Register.

“Incur” (and derivatives thereof) means to, directly or indirectly, create, incur, assume, guarantee, extend the maturity of, or otherwise become liable with respect to any Indebtedness; provided, however, that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication,

(i)	all indebtedness (including premium, if any) of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(ii)	all obligations (including premium, if any) of such Person evidenced by bonds, debentures, notes or other similar instruments (including a purchase money obligation);

(iii)	all fixed obligations of such Person in respect of letters of credit or other similar instruments or reimbursement obligations with respect thereto (other than standby letters of credit or similar instruments issued for the benefit of, or surety, performance, completion or payment bonds, earnest money notes or similar purpose undertakings or indemnifications issued by, such Person in the ordinary course of business);

(iv)	all obligations of such Person with respect to Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time);

(v)	all Capitalized Lease Obligations and Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of such Person in accordance with GAAP);

(vi)	all principal component of Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (the amount of such Indebtedness, if such Indebtedness is not assumed by such Person, being the lesser of the (A) Fair Market Value of all assets subject to a Lien securing the Indebtedness of others at such date and (B) principal component of the Indebtedness secured);

(vii)	all principal component of Indebtedness of others guaranteed by, or otherwise the liability of, such Person to the extent of such guarantee or liability; provided, however, that Indebtedness of the Company or its Subsidiaries that is guaranteed by the Company or its Subsidiaries shall be counted only once in the calculation of the amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis (whether or not such items would appear on the balance sheet of such Person in accordance with GAAP);

(viii)	all Disqualified Stock and, with respect to any Non-Guarantor Subsidiary, Preferred Stock issued by such Person (the amount of Indebtedness represented by any Disqualified Stock or Preferred Stock will equal the greater of the voluntary or involuntary liquidation preference, the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the principal component); and

(ix)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations), which purchase price is due after the date of placing such property in service or taking delivery and title thereto, to the extent such items would be indebtedness on the balance sheet of such Person in accordance with GAAP;

provided that Indebtedness shall not include (a) earn-out obligations or similar profit sharing arrangements until such obligation or arrangement becomes a liability on a balance sheet of such Person; (b) accrued expenses, trade payables, liabilities related to inventory not owned, customer deposits or deferred income taxes arising in the ordinary course of business; (c) completion guarantees entered into in the ordinary course of business; and (d) other than for purposes of clause (v) of the definition of “Events of Default,” any payment obligation under any warrants or call options in respect of the Company’s Common Equity sold by the Company concurrently with any Permitted Bond Hedge, except to the extent that any such payment obligation, if and when any such payment obligation may arise, is greater than the amount of any concurrent payment or payments received by the Company in connection with the termination, cancellation or early unwind of any Permitted Bond Hedge.

Notwithstanding the foregoing, the amount of any Indebtedness outstanding as of any date shall (i) be the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) include any interest (or in the case of Preferred Stock, dividends) thereon that is more than 30 days past due. Except to the extent provided in the preceding sentence, the amount of any Indebtedness that is convertible into or exchangeable for Capital Stock of the Company outstanding as of any date shall be deemed to be equal to the principal and premium, if any, in respect of such Indebtedness, notwithstanding the provisions of GAAP (including Accounting Standards Codification Topic 470-20, Debt—Debt with Conversion and Other Options).

“Independent Financial Advisor” means (a) an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Company’s Board of Directors, (i) qualified to perform the task for which it has been engaged, and (ii) disinterested and independent, in a direct and indirect manner, of the parties to the Affiliate Transaction with respect to which such firm has been engaged, or, (b) in the case of an Affiliate Transaction involving the sale, transfer or other disposition or purchase of real property by the Company or a Restricted Subsidiary, an appraisal firm reasonably satisfactory to the independent financial institution that provided the financing for the initial acquisition of such real property by the Affiliate, the Company or the Restricted Subsidiary.

“Intangible Assets” of the Company means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP.

“Interest Expense” of any Person for any period means, without duplication, the aggregate amount of interest expense and capitalized interest and other interest charges amortized to cost of sales of such Person determined in accordance with GAAP.

“Interest Incurred” of any Person for any period means, without duplication, the aggregate amount of interest (excluding interest among the Company and the Restricted Subsidiaries) incurred, whether such interest was expensed or capitalized, paid, accrued, or scheduled to be paid or accrued during such period, including (i) the interest portion of all deferred payment obligations, and (ii) all commissions, discounts, and other fees and charges (excluding premiums) owed with respect to bankers’ acceptances and letter of credit financings (including, without limitation, letter of credit fees) and Hedging Obligations, in each case to the extent attributable to such period; provided, however, that Interest Incurred shall not include the amortization of deferred financing costs or expenses. For purposes of this definition, interest on Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligations in accordance with GAAP.

“Investments” of any Person means all (i) direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, (ii) guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person, (iv) other items that would be classified as investments on a balance sheet of such Person determined in accordance with GAAP and (v) the designation of any Subsidiary as an Unrestricted Subsidiary. For all purposes of the Indenture, the amount of any such Investment shall be the Fair Market Value thereof (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value). The making of any payment in accordance with the terms of a guarantee or other contingent obligation permitted under the Indenture shall not be considered an Investment.

“Issue Date” means June 30, 2014, the initial date of issuance of the Notes under the Indenture.

“Joint Venture” means any Person, other than a Subsidiary, in which the Company or a Subsidiary holds any stock, partnership interest, joint venture interest, limited liability company interest or other equity interest.

“Legal Holiday” means Saturday, Sunday or a day on which banking institutions in New York, New York or at a place of payment are authorized or obligated by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment shall be made at that place on the next succeeding day that is not a Legal Holiday.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind upon or in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement).

“Material Subsidiary” means any Subsidiary of the Company which accounted for 5.0% or more of the Consolidated Tangible Assets or Consolidated Cash Flow Available for Fixed Charges of the Company on a consolidated basis for the fiscal year ending immediately prior to any Default or Event of Default.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its debt rating business.

“Net Proceeds” means:

(i)	cash (in U.S. dollars or freely convertible into U.S. dollars) received by the Company or any Restricted Subsidiary from an Asset Sale net of:

(a)	all brokerage commissions, investment banking fees and all other fees and expenses (including, without limitation, fees and expenses of counsel, financial advisors, accountants and investment bankers) related to such Asset Sale;

(b)	provisions for all income and other taxes measured by or resulting from such Asset Sale of the Company or any of its Restricted Subsidiaries;

(c)	payments made to retire Indebtedness that was Incurred in accordance with the Indenture and that, by its terms, is required to be made in connection with such Asset Sale, in each case to the extent actually repaid in cash;

(d)	amounts required to be paid to any Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale;

(e)	payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of or within 30 days after the date of such Asset Sale; and

(f)	appropriate amounts to be provided by the Company or any Restricted Subsidiary thereof, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary thereof, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations or post-closing purchase price adjustments associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; and

(ii)	all non-cash consideration received by the Company or any of its Restricted Subsidiaries from such Asset Sale upon the liquidation or conversion of such consideration into cash, without duplication, net of all items enumerated in subclauses (a) through (f) of clause (i) hereof.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired (directly or indirectly, including through the purchase of Capital Stock of the Person owning such property) with the proceeds of such Indebtedness or such Indebtedness was Incurred within 90 days after the acquisition (directly or indirectly, including through the purchase of Capital Stock of the Person owning such property) of such property and (ii) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to the borrower, any guarantor or any other Person for (a) environmental warranties and indemnities, (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens or (c) similar customary “bad boy” guarantees.

“Obligations” means, with respect to any Indebtedness, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Indebtedness, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Officer” means the chairman, the chief executive officer, the president, the chief financial officer, the chief operating officer, the chief accounting officer, the treasurer, or any assistant treasurer, the controller, the secretary, any assistant secretary or any vice president of a Person.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. Such counsel may be an employee of or counsel to the Company or the Trustee.

“Paying Agent” means any office or agency where Notes and the Subsidiary Guarantees may be presented for payment.

“Pari Passu Indebtedness” means any Indebtedness of the Company or any Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or the Subsidiary Guarantees, as applicable.

“Permitted Bond Hedge” means any net-settled call options or capped call options referencing the Company’s Common Equity purchased by the Company in connection with the issuance of convertible or exchangeable debt securities by the Company or any Restricted Subsidiary to hedge the Company’s or such Restricted Subsidiary’s obligations to deliver Common Equity under such Indebtedness, which call options are either “capped” or are purchased concurrently with the sale by the Company of a call option or options in respect of its Common Equity, in either case on terms that are customary for “call spread” transactions entered in connection with the issuance of convertible or exchangeable debt securities.

“Permitted Holder” means TPG Aviator, L.P. (the “Investor”) and each of its Affiliates that are collective investment vehicles for which the Investor acts directly or indirectly as general partner, investment manager, managing member or in a similar capacity, but not including, however, any portfolio companies of any of the foregoing. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the Indenture) will thereafter constitute additional Permitted Holders.

“Permitted Investments” of any Person means Investments of such Person in:

(i)	Investments by the Company or any Restricted Subsidiary in (a) the Company or any Restricted Subsidiary or (b) in any Person that is, or will become immediately after such Investment, a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary;

(ii)	loans and advances to directors, employees and officers of the Company and the Restricted Subsidiaries for bona fide business purposes or to purchase Capital Stock of the Company in an aggregate amount not in excess of $2.0 million with respect to all loans or advances made since the Issue Date (without giving effect to the forgiveness of any such loans or advances);

(iii)	Hedging Obligations permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness”;

(iv)	cash and Cash Equivalents;

(v)	receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(vi)	Investments received pursuant to any plan of reorganization or similar arrangement, including foreclosure, perfection or enforcement of any Lien, upon the bankruptcy or insolvency of trade creditors or customers;

(vii)	Investments made by the Company or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “—Certain Covenants—Limitations on Asset Sales”;

(viii)	lease, utility and other similar deposits in the ordinary course of business;

(ix)	Investments made by the Company or a Restricted Subsidiary for consideration consisting only of Capital Stock that is not Disqualified Stock;

(x)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(xi)

Investments in existence on the Issue Date and any extension, modification or renewal of such Investments or any Investments made with the proceeds of any disposition of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the appreciation, accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(xii)	completion guarantees entered into in the ordinary course of business;

(xiii)	Investments consisting of Permitted Bond Hedges; and

(xiv)	(a) Investments in Joint Ventures or (b) other Investments, in each case having an aggregate Fair Market Value (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) that, taken together with all other Investments made pursuant to this clause (xiv), are in an aggregate amount not in excess of the greater of (A) $20.0 million and (B) 4.25% of Consolidated Tangible Assets at any one time outstanding.

“Permitted Liens” means:

(i)	Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made if any shall be required in accordance with GAAP;

(ii)	statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made if any shall be required in accordance with GAAP;

(iii)	Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(iv)	Liens Incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts, utility services, developer’s or other obligations to make on-site or off-site improvements and other obligations of like nature (exclusive of obligations for the payment of borrowed money but including the items referred to in the parenthetical in clause (iii) of the definition of “Indebtedness”), in each case Incurred in the ordinary course of business of the Company and the Restricted Subsidiaries;

(v)	attachment or judgment Liens not giving rise to a Default or an Event of Default and which are being contested in good faith by appropriate proceedings;

(vi)	easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Company and its Subsidiaries;

(vii)	zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto that do not materially impair the use of such real property in the ordinary course of business of the Company and its Subsidiaries or the value of such real property for the purpose of such business;

(viii)	leases or subleases (or any Liens related thereto) granted to others not materially interfering with the ordinary course of business of the Company and its Subsidiaries;

(ix)	purchase money mortgages (including, without limitation, Capitalized Lease Obligations and purchase money security interests); provided that: (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and (b) such Liens are created within 90 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property, assets affixed or appurtenant thereto and other Directly Related Assets;

(x)	Liens to secure Attributable Indebtedness permitted to be incurred under the Indenture; provided that any such Lien shall not extend to or cover any assets or property of the Company or any Restricted Subsidiary other than (a) the assets which are the subject of the Sale/Leaseback Transaction in which the Attributable Indebtedness is incurred and (b) Directly Related Assets;

(xi)	Liens securing Refinancing Indebtedness permitted to be Incurred under the Indenture; provided that such Liens only extend to assets which are similar to the type of assets securing the Indebtedness being refinanced and Directly Related Assets, and such refinanced Indebtedness was previously secured by such similar assets in accordance with the terms of the Indenture;

(xii)	any interest in or title of a lessor or sublessor to property subject to any (a) Capitalized Lease Obligations Incurred in compliance with the provisions of the Indenture or (b) any lease or sublease;

(xiii)	Liens existing on the date of the Indenture;

(xiv)	any right of first refusal, right of first offer, option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited under the Indenture;

(xv)	Liens securing Non-Recourse Indebtedness of the Company or a Restricted Subsidiary thereof; provided that such Liens apply only to (a) the property financed out of the net proceeds of such Non-Recourse Indebtedness within 90 days after Incurrence thereof and (b) Directly Related Assets;

(xvi)	Liens on property or assets of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary owing to the Company or one or more Restricted Subsidiaries;

(xvii)	Liens on Capital Stock of an Unrestricted Subsidiary securing Indebtedness of such Unrestricted Subsidiary;

(xviii)	any right of a lender or lenders to which the Company or a Restricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of, such Indebtedness any and all balances, credits, deposits, accounts or monies of the Company or a Restricted Subsidiary with or held by such lender or lenders;

(xix)	any pledge or deposit of cash or property in conjunction with obtaining surety and performance bonds and letters of credit required to engage in constructing on-site and off-site improvements required by municipalities or other governmental authorities in the ordinary course of business of the Company or any Restricted Subsidiary;

(xx)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xxi)	Liens encumbering customary initial deposits and margin deposits, and other Liens that are customary in the industry and Incurred in the ordinary course of business securing Indebtedness under Hedging Obligations and forward contracts, options, futures contracts, futures options or similar agreements or arrangements designed to protect the Company or any of its Subsidiaries from fluctuations in the price of commodities;

(xxii)	Liens on property acquired by the Company or a Restricted Subsidiary and Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that in each case such Liens (a) were in existence prior to the contemplation of such acquisition, merger or consolidation and (b) do not extend to any asset other than those of the Person merged with or into or consolidated with the Company or the Restricted Subsidiary or the property acquired by the Company or the Restricted Subsidiary;

(xxiii)

Liens replacing any of the Liens described in clauses (xiii) and (xxii) above; provided that (a) the principal amount of the Indebtedness secured by such Liens shall not be increased (except to the extent of reasonable premiums or other payments required to be paid in connection with the repayment of the previously secured Indebtedness or Incurrence of related Refinancing Indebtedness and expenses Incurred in connection therewith) and (b) the new Liens shall be limited to the property or part thereof which secured the Lien so replaced or property substituted therefor as a result of the destruction, condemnation or damage of such property;

(xxiv)	Liens securing Indebtedness Incurred pursuant to clause (iii) of the second paragraph of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness”;

(xxv)	Liens on Capital Stock of a Joint Venture securing Indebtedness of such Joint Venture;

(xxvi)	Liens encumbering deposits made in the ordinary course of business to secure obligations arising from contractual or warranty requirements of the Company or any Restricted Subsidiary, including rights of offset and setoff;

(xxvii)	bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, however, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(xxviii)	Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(xxix)	Liens securing all of the Notes and Liens securing any Subsidiary Guarantee;

(xxx)	Liens securing Indebtedness Incurred pursuant to clause (x) of the second paragraph of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness”; provided that such Liens shall be limited to the subject land or lots;

(xxxi)	leases of model homes;

(xxxii)	Liens in favor of homeowner and property owner association developments for unpaid assessments;

(xxxiii)	Liens, encumbrances or other restrictions not securing Indebtedness contained in any joint venture agreement entered into by the Company or any Restricted Subsidiary with respect to the Capital Stock in the Joint Venture or the assets of such Joint Venture; and

(xxxiv)	Liens Incurred in the ordinary course of business as security for the obligations of the Company and its Restricted Subsidiaries with respect to indemnification in respect of title insurance providers.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Preferred Stock” of any Person means all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.

“Real Estate Business” means the business of owning, developing and selling single-family residential real estate, acquiring real estate for such purposes and, in connection therewith, providing the required services, credit and other facilities related thereto.

“Refinancing Indebtedness” means Indebtedness issued in exchange for or that redeems, refunds, refinances or extends, in whole or in part (“Refinances”), any Existing Indebtedness or other Indebtedness permitted to be Incurred by the Company or its Restricted Subsidiaries pursuant to the terms of the Indenture, but only to the extent that:

(i)	if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantees, then such Refinancing Indebtedness is also subordinated in right of payment to the Notes to the same extent as, and on terms at least as favorable to the Holders as those contained in, the Indebtedness being Refinanced;

(ii)	the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being Refinanced (if such Indebtedness being Refinanced is scheduled to mature earlier than the Notes), or (b) at least 91 days after the maturity date of the Notes (if the Indebtedness being Refinanced is scheduled to mature after the Notes);

(iii)	the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being Refinanced that is scheduled to mature on or prior to the maturity date of the Notes;

(iv)	such Refinancing Indebtedness is in an aggregate amount that is equal to or less than the aggregate amount then outstanding (including accrued interest) under the Indebtedness being Refinanced plus an amount necessary to pay any reasonable fees and expenses, including premiums and defeasance costs, related to such Refinancing;

(v)	such Refinancing Indebtedness is Incurred by the same Person that initially Incurred the Indebtedness being Refinanced, except that the Company may Incur Refinancing Indebtedness to Refinance Indebtedness of any Restricted Subsidiary; and

(vi)	such Refinancing Indebtedness is Incurred within 180 days before or after the Indebtedness being Refinanced.

“Registrar” means an office or agency where Notes may be presented for registration of transfer or for exchange.

“Restricted Investment” means any Investment other than any Permitted Investment.

“Restricted Payment” means any of the following:

(i)	the declaration of any dividend or the making of any other payment or distribution of cash, securities or other property or assets in respect of the Capital Stock of the Company or any Restricted Subsidiary (other than (a) dividends, payments or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company and (b) in the case of a Restricted Subsidiary, dividends, payments or distributions payable to the Company or to another Restricted Subsidiary and pro rata dividends, payments or distributions payable to minority equity holders of such Restricted Subsidiary);

(ii)	the purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Company or any Restricted Subsidiary (other than Capital Stock held by the Company or a Restricted Subsidiary); provided that, for the avoidance of doubt, the redemption price or repurchase price paid in cash in connection with any redemption or repurchase of any convertible or exchangeable debt securities (other than Subordinated Obligations) shall not constitute a Restricted Payment;

(iii)	any Restricted Investment; and

(iv)	any principal payment, redemption, repurchase, defeasance or other acquisition or retirement for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, of any Subordinated Indebtedness (other than (a) Indebtedness permitted under clause (vii) of the second paragraph of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness” or (b) the payment, redemption, repurchase, defeasance or other acquisition or retirement of such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance or other acquisition or retirement);

provided, however, that Restricted Payments will not include any purchase, redemption, retirement or other acquisition for value of Indebtedness or Capital Stock of the Company or a Restricted Subsidiary if the consideration therefor consists solely of Capital Stock (other than Disqualified Stock) of the Company.

“Restricted Subsidiary” means each of the Subsidiaries of the Company which is not an Unrestricted Subsidiary.

“Rights Agreement” means the Rights Agreement, dated as of June 19, 2013, by and between the Company and Computershare Shareowner Services LLC, as rights agent.

“S&P” means Standard and Poor’s Ratings Services or any successor to its debt rating business.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Restricted Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Register” is a register of the Notes and of their transfer and exchange kept by the Registrar.

“Senior Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, that certain $65,000,000 Credit Agreement, dated as of April 7, 2014, as amended from time to time, among the Company, the several lenders from time to time parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, which may be increased to $175.0 million in accordance with the terms thereof, as the same may be amended, supplemented, modified, extended, renewed, restated, replaced or refunded in whole or in part from time to time including increasing the amount permitted to be borrowed thereunder (provided that such increase in borrowings is permitted by the covenant described under “—Certain Covenants—Limitation on Additional Indebtedness”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, creditor, lender or group of creditors or lenders; provided, further, that a Senior Credit Facility shall not (1) include Indebtedness issued, created or Incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A or Regulation S) pursuant to an exemption from the registration requirements of the Securities Act or (2) relate to Indebtedness that does not consist exclusively of Pari Passu Indebtedness.

“Subordinated Indebtedness” means any Indebtedness which is subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be.

“Subsidiary” of any Person means any (i) corporation of which at least a majority of the aggregate voting power of all classes of the Common Equity is directly or indirectly beneficially owned by such Person and (ii) any entity other than a corporation of which such Person, directly or indirectly, beneficially owns at least a majority of the Common Equity; provided that in each of case (i) and (ii), such Person does or is required to consolidate such entity in accordance with GAAP.

“Subsidiary Guarantee” means the guarantee of the Notes by each Subsidiary Guarantor under the Indenture.

“Subsidiary Guarantors” means each of the Company’s Subsidiaries that guarantees the Notes pursuant to the provisions of the Indenture.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means the party named as such until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter means the successor trustee serving under the Indenture.

“Unrestricted Subsidiary” means each Subsidiary of the Company (including any newly formed or acquired Subsidiary) so designated by a resolution adopted by the Board of Directors of the Company as provided below and provided that:

(i)	except as permitted by clause (xv) of the second paragraph of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness,” neither the Company nor any of its Restricted Subsidiaries (a) provides any guarantee or direct or indirect credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (b) is directly or indirectly liable for any Indebtedness of such Subsidiary, except, in the case of Non-Recourse Indebtedness, to the extent such liability is for the matters discussed in the last sentence of the definition of “Non-Recourse Indebtedness”; and

(ii)	no default with respect to any Indebtedness of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

The Board of Directors of the Company may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(i)	any such redesignation will be deemed to be an Incurrence by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness” as of the date of such redesignation;

(ii)	immediately after giving effect to such redesignation and the Incurrence of any such additional Indebtedness, the Company and its Restricted Subsidiaries could Incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness”;

(iii)	the Liens on the property and assets of such Unrestricted Subsidiary could then be Incurred in accordance with the covenant described under “—Certain Covenants—Limitations on Liens” as of the date of such redesignation; and

(iv)	no Default or Event of Default shall have occurred or be continuing after giving effect to such redesignation.

Subject to the foregoing, the Board of Directors of the Company also may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(i)	the Subsidiary to be so designated and its Subsidiaries do not at the time of designation own any Capital Stock or Indebtedness of, or own or hold any Lien with respect to, the Company or any Restricted Subsidiary of the Company;

(ii)	such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Capital Stock of such Subsidiary or (b) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results;

(iii)	on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company;

(iv)	the Company and its Restricted Subsidiaries would be permitted to make, at the time of the designation, an Investment in such Restricted Subsidiary in an amount equal to the Fair Market Value of the Company’s and any Restricted Subsidiary’s proportionate interests in such Subsidiary at the time of such designation either as a Permitted Investment or pursuant to the covenant described under “—Certain Covenants—Limitations on Restricted Payments”;

(v)	immediately after giving effect to such designation and reduction of amounts available for Restricted Payments under the covenant described under “—Certain Covenants—Limitations on Restricted Payments,” the Company and its Restricted Subsidiaries could Incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness”; and

(vi)	no Default or Event of Default shall have occurred or be continuing after giving effect to such designation.

Any such designation or redesignation by the Board of Directors of the Company will be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation or redesignation and an Officers’ Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations.

“U.S. Government Obligations” means securities which are (i) direct obligations of the United States of America, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or portion thereof, at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including, without limitation, payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the sum of all such payments described in clause (a) above.

“Wholly Owned Subsidiary” of any Person means (i) a Subsidiary of which 100% of the Capital Stock (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly Owned Subsidiaries of such Person, or (ii) any entity other than a corporation in which such Person, directly or indirectly, owns all of the Capital Stock of such entity.

BOOK-ENTRY, DELIVERY AND FORM

Exchange notes will be represented by permanent global notes in fully registered form without interest coupons (each a “global note”) and will be deposited with the Trustee as a custodian for DTC and registered in the name of a nominee of such depositary.

The Global Notes

We expect that pursuant to procedures established by DTC (i) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants (as defined below)) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Exchange Agent and ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such global notes for all purposes under the Indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the Notes.

Payments of the principal of, premium (if any) and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee, or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium (if any) and interest on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in a global note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

DTC has advised us that it will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the global notes for certificated securities, which it will distribute to its participants and which will be legended.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, its participants, or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated securities shall be issued in exchange for beneficial interests in the global notes (i) after the occurrence and during the continuation of a Default, or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes or has ceased to be a clearing agency registered under the Exchange Act, and in either case, a successor depositary is not appointed by us within 120 days.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences of an exchange of the outstanding notes for the exchange of notes in the exchange offer, and the acquisition, ownership and disposition of the exchange notes (also referred to as the “notes”). It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the IRS has been or is expected to be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to notes acquired in this offering for an amount of cash equal to their offering price and that are held as capital assets (generally, property held for investment).

This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, former citizens or residents of the United States, controlled foreign corporations, foreign personal holding companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities, brokers, “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax or persons who hold the notes as a hedge or who hedge the interest rate on the notes). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of the notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A “non-U.S. holder” is a beneficial owner of the notes that is an individual, corporation, estate, or trust and is not a U.S. holder.

The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds the notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

U.S. Federal Income Tax Consequences of the Exchange Offer to U.S. Holders and Non-U.S. Holders

The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. U.S. holders and non-U.S. holders will not recognize any gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the exchange notes as they had in the outstanding notes immediately before the exchange.

U.S. Federal Income Tax Consequences to U.S. Holders

Classification of the Notes

In certain circumstances (see “Description of the Notes–Certain Covenants–Change of Control”), the notes provide for the payment of certain amounts in excess of the stated interest and principal. These contingencies could subject the notes to the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is “remote” or is considered to be “incidental.” We believe and intend to take the position that the foregoing contingencies should be treated as remote and/or incidental. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. However, this determination is inherently factual and we can give no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. This disclosure assumes that the notes will not be considered contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt regulations and the consequences thereof.

Treatment of Interest

Since the outstanding notes were not issued with original issue discount, the exchange notes will not have any original issue discount. Stated interest on the notes will be treated as “qualified stated interest” (i.e., stated interest that is unconditionally payable at least annually at a single fixed rate over the entire term of the note) and will be taxable to U.S. holders as ordinary interest income as the interest accrues or is paid in accordance with the holder’s regular method of tax accounting.

Market Discount

A note that is acquired for an amount that is less than its principal amount by more than a de minimis amount (generally 0.25% of the principal amount multiplied by the number of remaining whole years to maturity), will be treated as having “market discount” equal to such difference. Unless the U.S. holder elects to include such market discount in income as it accrues, a U.S. holder will be required to treat any principal payment on, and any gain on the sale, exchange, retirement or other disposition (including a gift) of, a note as ordinary income to the extent of any accrued market discount that has not previously been included in income. In general, market discount on the notes will accrue ratably over the remaining term of the notes or, at the election of the U.S. holder, under a constant yield method. In addition, a U.S. holder could be required to defer the deduction of all or a portion of the interest paid on any indebtedness incurred or continued to purchase or carry a note unless the U.S. holder elects to include market discount in income currently. Such an election applies to all debt instruments held by a taxpayer and may not be revoked without the consent of the IRS.

Amortizable Premium

A U.S. holder who purchases a note for an amount in excess of stated principal amount will be considered to have purchased the note with “amortizable bond premium” equal to the excess. A U.S. holder may elect to amortize that premium under a constant yield method over the remaining term of the note (which will result in a corresponding decrease in the adjusted tax basis of the note) and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such premium for the taxable year. However, if the note may be redeemed at a price that is greater than its stated principal amount, special rules would apply that could result in a deferral of the amortization of a portion of the bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. holder and may be revoked only with the consent of the IRS. Holders that acquire a note with bond premium should consult their tax advisors regarding the manner in which such premium is calculated and the election to amortize bond premium over the life of the instrument.

Sale, Exchange or Other Disposition of the Notes

In general, upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received on the sale or other taxable disposition (less an amount equal to any accrued and unpaid stated interest, which will be taxable as interest income as discussed above) and (2) the U.S. holder’s adjusted tax basis in the note. Gain or loss realized on the sale or other taxable disposition of a note will generally be capital gain or loss (except as provided under the market discount rule described above) and will be a long-term capital gain or loss if at the time of the disposition the U.S. holder has held the note for more than one year. For non-corporate U.S. holders, long-term capital gains are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its own tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Backup Withholding and Information Reporting

In general, a U.S. holder of the notes will be subject to backup withholding with respect to interest on the notes and the proceeds of a sale or other disposition (including a retirement or redemption) of the notes at the applicable tax rate (currently 28%), unless such holder (a) is an entity that is exempt from backup withholding and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. holder that does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

Treatment of Interest

Subject to the discussion of backup withholding below, under the “portfolio interest exemption,” a non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of stated interest on the notes that is not effectively connected with the non-U.S. holder’s trade or business, provided that:

•	the non-U.S. holder does not actually or constructively own 10% or more of the capital or profits interest in the Company;

•	the non-U.S. holder is not, and is not treated as, a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related (actually or constructively) to us; and

•	certain certification requirements are met.

Under current law, the certification requirement will be satisfied in any of the following circumstances:

•	If a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN or W-8BEN-E (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a U.S. person.

•	If a note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

•	If a financial institution or other intermediary that holds the note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN or W-8BEN-E (or suitable successor form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally only will be subject to tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States, provided that the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN or W-8BEN-E. In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale, Exchange or Other Disposition of the Notes

Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity or other disposition of a note (except amounts received with respect to accrued and unpaid stated interest, which would be taxable as described above), unless:

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more during the taxable year and who has a “tax home” in the United States and certain other conditions are met; or

•	the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder.

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain derived from the sale or other disposition of the notes in the same manner as a U.S. holder. In addition, corporate non-U.S. holders may be subject to a 30% branch profits tax on any effectively connected earnings and profits. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the IRS and to each non-U.S. holder the amount of any interest paid on the notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.

Non-U.S. holders that have provided certification as to their non-U.S. status or that have otherwise established an exemption will generally not be subject to backup withholding tax if neither we nor our agent has actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied. However, certain information reporting may still apply with respect to interest payments even if certification is provided.

Payments of the proceeds from the sale or other disposition (including a retirement or redemption) of a note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker is one of the following: (a) a U.S. person (as defined in the Code), (b) a controlled foreign corporation for U.S. federal income tax purposes, (c) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (d) a foreign partnership with specified connections to the United States.

Payment of the proceeds from a sale or other disposition (including a retirement or redemption) of a note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding, provided that neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any Federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to the fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Laws

Sections 406 and 407 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition and/or holding of the notes by an ERISA Plan with respect to which we or the initial purchaser is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Sections 406 and 407 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. Though there can be no assurance that any of the foregoing exemptions or any other exemption will be available with respect to the acquisition or holding of the notes or that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under Sections 406 and 407 of ERISA and Section 4975 of the Code or a violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note each purchaser and holder will be deemed to have represented and warranted that either (1) it is not a Plan and no portion of the assets used to acquire or hold the notes constitutes assets of any Plan or (2) the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under Sections 406 and 407 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

The sale of notes to a Plan is in no respect a representation by us or any other person that such investment or holding satisfies all relevant legal requirements with respect to such investment by such Plan.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, (including the expenses of one counsel for the holders of the notes), other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the exchange notes being offered hereby will be passed upon for us by Faegre Baker Daniels LLP, Minneapolis, Minnesota. Melisa Boross Konderik, who is our Associate General Counsel, will issue an opinion related to certain matters related to the exchange notes. Ms. Konderik owns, or has the right to acquire, a number of shares of our common stock which represents less than 0.1% of our total outstanding common stock.

EXPERTS

The consolidated financial statements of AV Homes, Inc. appearing in AV Homes, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of AV Homes, Inc.’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$200,000,000

AV HOMES, INC.

Exchange Offer for $200,000,000 aggregate principal amount of 8.500% Senior Notes due 2019 and Related Guarantees

(CUSIP Nos. 00234P AC6 and U0536W AA7)

for

$200,000,000 aggregate principal amount of 8.500% Senior Notes due 2019 and Related Guarantees

(CUSIP No. 00234P AE2)

that have been registered under the Securities Act

PROSPECTUS

April 24, 2015